As filed with the Securities and Exchange Commission on November 19, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

SES SOLAR INC.
(Exact name of registrant as specified in its charter)

Delaware	4931	33-0860242
State of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation	Classification Code Number)	Identification No.)

129 Route de Saint-Julien, 1228 Plan-les-Ouates, Geneva, Switzerland
+41.22.884.1484
(Address and telephone number of registrant’s principal executive offices)

Delaware Registry Ltd., 3511 Silverside Road, Suite 105, Wilmington, Delaware 19810
(302) 477-9800
(Name, address and telephone number of agent for service)

Copy of communications to:

Steven M. Kaufman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street N.W.
Washington, DC  20004
Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☐  Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Proposed maximum
	aggregate offering	Amount of
Title of each class of securities to be registered	price(1)	registration fee

Common Stock	$1,323,383.60	$52.01

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (o) under the Securities Act of 1933, as amended, based upon the average of the bid and ask prices of the registrant’s common stock on the OTC Bulletin Board on November 17, 2008.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2008

4,726,370 Shares of Common Stock

 SES SOLAR INC.
_______________________________

This prospectus relates to the sale of up to 4,726,370 shares of our common stock, par value $0.001 per share, by the selling stockholders listed in the table under “Selling Stockholders.” The shares offered pursuant to this prospectus relate to securities issued to non-affiliated investors in private placements completed in September 2006 and November 2006.

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The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices, at varying prices or at negotiated prices, in negotiated transactions, or in any trading markets for our common stock. Additional information on the selling stockholders, and the times and manner in which they may offer and sell the shares registered hereby, is provided under “Selling Stockholders” and “Plan of Distribution.”

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We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders, except upon exercise of the warrants. We will bear all registration expenses incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

_______________________________

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “SESI.OB”. The high and low bid prices for our common stock on November 13, 2008 were $0.30 and $0.28 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_______________________________

The date of this prospectus is November , 2008.

__________________________________________________________

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus, including the information set forth under “Risk Factors,” our historical financial statements and the related notes appearing elsewhere in this prospectus, before deciding to invest in our common stock.

As used in this prospectus, the terms “company,” “SES USA,” “our,” “we,” and “us” refer to the registrant, SES Solar Inc. and its subsidiaries on a consolidated basis, and the terms “SES Switzerland” and “SES Production” refer to our wholly owned subsidiaries, unless the context requires otherwise.

Our Business

We are engaged in the business of designing, engineering, producing and installing photovoltaic (“PV”) solar panels or modules and solar tiles for generating electricity through conversion of the sun’s energy. We have developed a new assembly technology for solar panels that we believe will allow for higher quality electrical contacts, better performance and reduced costs.

Our goal is to create a sustainable market for our solar modules and solar tiles by utilizing our proprietary automation processes to produce solar modules and solar tiles at a lower cost. We are in the final construction stages of our manufacturing facility in Geneva, Switzerland that will include a new assembly line based on our proprietary technology. We believe this new facility will position us as one of the few manufacturers in Europe capable of producing solar PV modules that are larger than three square meters. Upon completion of this manufacturing facility, we anticipate that we will be well-positioned to begin full capacity production and sales of our solar products in 2009.

While we have been engaged in developing and testing our new solar panel technology and manufacturing processes, we have also been establishing the sales and distribution portions of our business by custom manufacturing and selling solar tiles and installing solar modules to electric companies, local governmental agencies and private home owners. We expect that once our manufacturing facility is fully operational, we will transition our business away from these custom manufacturing projects and focus exclusively on large scale production and sales of our solar products.

To date, we have generated limited revenue from the sale and installation of custom manufactured solar tiles and solar modules. We also generated revenue during the six months ended June 30, 2008 from the sale of electricity produced by the solar PV modules on the roof of our new manufacturing facility, which we refer to as the Solar Plant. We no longer expect to generate any additional revenue from the sale of such electricity, as we sold the Solar Plant to a third party during the second quarter of 2008.

Although we recorded net income from discontinued operations during the nine months ended September 30, 2008, we generally have experienced losses from our early stage operations, and we anticipate incurring additional losses over the next few years as we complete the development, testing, and licensing of our solar products and commence full scale production. To date, our research and development costs and costs incurred in manufacturing prototype panels have been expensed. We do not believe that we can achieve profitability from operations until development, implementation and commercialization of our solar products manufactured using our new assembling processes are operational. As a result of our continuing need to fund operations and develop and market our new products, we expect to continue to require additional capital in order to continue as a going concern. We currently do not have any arrangements in place to secure such funding.

The Offering

Issuer	SES Solar Inc.

Securities Offered for Resale	Up to 4,726,370 shares of our common stock, which amount includes 750,000 shares issuable upon exercise of warrants.

Common Stock to be Outstanding After the Offering	73,081,168 shares[1]

Use of Proceeds
We will not receive any proceeds from the sale of the shares offered hereby. To the extent exercised, we will receive proceeds upon exercise of the warrants. The warrants have an exercise price of $0.90 and expire on November 22, 2010.

Trading	Our common stock is quoted on the OTC Bulletin Board under the symbol “SESI.OB”.

Risk Factors	You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus in deciding whether or not to invest in our common stock.

1 Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 73,081,168 shares of our common stock outstanding as of November 13, 2008. Shares of common stock to be outstanding after this offering, excluding shares issuable upon exercise of the warrants, assumes that all shares registered hereby are sold by the selling stockholders.

Corporate History and Information

We were incorporated in Nevada on February 3, 1999 to engage in the business of operating an Internet-based auction website. Effective March 31, 2004, we changed our state of domicile to Delaware. In the third quarter of 2005, we abandoned our auction website business plan and focused on identifying businesses with which to enter into a business combination.

We changed our name to “Solar Energy Sources Inc.” and then to “SES Solar Inc.” in mid-2006 in contemplation of entering into an arm’s-length negotiated share exchange agreement with SES Switzerland, a private Swiss company, and the stockholders thereof. The closing of the transactions contemplated by the share exchange agreement and the acquisition of all of the issued and outstanding shares of SES Switzerland occurred on September 27, 2006. The share exchange, which did not require stockholder approval, was structured as a “reverse merger.” As a result of the closing of the share exchange, we are now solely in the business of designing, engineering, producing and installing high-performance PV solar tiles and modules.

In this prospectus, we rely on and refer to information regarding the renewable energy industry and the solar PV sector that has been prepared by governmental agencies, such as the U.S. Department of Energy, or that has been compiled from independent market research reports, research analyst reports and other similar information, such as the publicly available data prepared by Solarbuzz LLC. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. All of the industry and market data cited to and referenced in this prospectus is publicly available and was neither commissioned by us nor provided specifically for our benefit.

Our principal executive offices are located at 129 Route de Saint-Julien, 1228 Plan-les-Ouates, Geneva, Switzerland, and our telephone number is +41.22.884.14.84. Our website address is www.sessolar.com. The content of our website is not part of this registration statement, of which this prospectus is a part, and should not be relied upon with respect thereto.

Summary Financial Information

As a result of the September 27, 2006 share exchange agreement, SES Switzerland became our wholly owned subsidiary. For accounting purposes, SES Switzerland is regarded as our predecessor and our corporate history dates back to the formation of SES Switzerland. As such, the following financial information represents selected audited financial information of SES Switzerland for the fiscal years ended December 31, 2007 and 2006.

The following summary historical financial data should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and related notes thereto included elsewhere in this prospectus.

The summary historical financial data as of December 31, 2007 and 2006 and for the years ended December 31, 2007 and 2006 have been derived from our audited financial statements and notes thereto included elsewhere in this prospectus, which have been audited by BDO Visura, independent registered public accounting firm. The summary historical financial data as of September 30, 2008 and for the nine months ended September 30, 2008 and 2007 have been derived from our unaudited historical financial statements included elsewhere in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Year Ended December 31, 2007 (audited)	Year Ended December 31, 2006 (audited)
Revenue	$34,161	$1,255,275	$1,344,794	$129,275
Net Income (Loss) for the Period	$(355,790)	$(1,088,374)	$(1,524,054)	$(1,239,507)
Net Income (Loss) Per Share	$(0.005)	$(0.022)	$(0.027)	$(0.041)

	As of September 30, 2008	As of September 30, 2007	As of December 31, 2007 (audited)	As of December 31, 2006 (audited)
Working Capital	$807,756	$1,558,361	$(5,893,663)	$5,683,177
Total Assets	$13,948,071	$7,105,974	$14,331,469	$7,307,670
Total Number of Issued Shares of Common Stock	73,081,168	50,002,908	55,835,875	30,294,665
Accumulated Deficit	$(4,126,158)	$(3,334,693)	$(3,770,368)	$(2,246,314)
Total Stockholders’ Equity (Deficit)	$3,512,093	$4,476,112	$3,957,359	$5,650,044

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We are an early stage company with a limited operating history.

We are an early stage company that seeks to take advantage of a proprietary automation process to produce solar modules and solar tiles at a lower cost. We have experienced losses from our early stage operations, which have involved developing and testing our new solar panel technology, construction of our manufacturing facility, and commencement of the sales and distribution portions of our business by manufacturing, selling, and installing solar tiles and modules. We anticipate incurring additional losses over the next few years as we complete the development and testing of prototypes and the licensing of our new products and commence production and distribution. There is limited historical financial or other information available upon which you can base your evaluation of our business and prospects. We have not begun commercial production of solar modules and solar tiles made using our proprietary automation process, and at this stage of our business plan, we have less insight into how market and technology trends may affect our business than we expect to have in the future. The revenue and income potential of our business is unproven. As a result, you should consider our business and prospects in light of our limited operating history and the challenges that we will face as an early stage company seeking to develop a new manufacturing process. If we are unable to develop our business, we will not be able to achieve our goals and could suffer economic loss, in which case you may lose your entire investment.

We have incurred losses during prior fiscal periods and anticipate that we will incur future losses until development, implementation and commercialization of our products manufactured through our new assembly processes are operational.

From inception through the three months ended March 31, 2008 and for the nine months ended September 30, 2008, we incurred net losses and had negative cash flows from operations. For the six months ended June 30, 2008, we recorded net income for the first time, although this was largely due to a one time gain from the sale of the Solar Plant on the roof of our manufacturing facility. Although we plan to enter into commercial production in 2009, we expect to incur additional losses over at least the next few years. Furthermore, we expect to continue to make significant capital expenditures and anticipate that our expenses will increase, at least, in the near term as we continue to develop our manufacturing processes and our sales and distribution network, implement internal systems and infrastructure, and hire additional personnel. As we do not expect to become profitable until after our new solar products are in production, we will be unable to satisfy our current obligations solely from cash generated from operations.

We will require significant additional financing to fund expansion of our operations, the availability of which cannot be assured, and if we are unable to obtain such financing, our business may fail.

To date, we have generated only limited revenue from the sale of solar tiles manufactured by third parties and the related engineering services required to design and install the same. During the period from January 2008 to June 2008, we also generated revenue from the sale of electricity produced by our Solar Plant. In addition to this limited operating revenue, we have depended on sales of our equity securities and debt financings to meet our cash requirements. Our ability to expand our operations and to develop our technologies will depend upon our ability to continue to generate revenue as well as to raise significant additional financing. If we are unable to obtain such financing, we will not be able to develop our business. Specifically, we will need to raise additional funds to:

•	support our planned growth and carry out our business plan;
•	complete construction of our new manufacturing facility and purchase related equipment;
•	continue the research and development of our technologies;
•	protect our intellectual property;
•	hire top quality personnel for all areas of our business;
•	address competing technological and market developments; and
•	market and develop our technologies.

We may not be able to obtain additional equity or debt financing as required. Even if financing is available, it may not be on terms that are acceptable or favorable to us or in sufficient amounts to satisfy our requirements. If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and growth strategies, respond to changing business or economic conditions, withstand adverse operating results or compete effectively. More importantly, if we are unable to raise additional financing when required, we may be forced to scale down our operations and our ability to generate revenue may be reduced.

We may be unable to complete our development, manufacturing and commercialization plans on schedule and failure to do so will significantly harm our business plans, prospects, results of operations and financial condition.

Commercializing our new solar products and processes depends on a number of factors, including:

•	further product and manufacturing process development;
•	development and implementation of certain critical tools and large scale production capabilities;
•	completion, refinement and management of our supply chain;
•	completion, refinement, and management of our distribution channels;
•	completing construction to our manufacturing facility and building and operating our production line; and
•	demonstrating efficiencies that will make our products attractively priced.

Further, we have focused primarily on research and development and on our manufacturing processes and capabilities. We do not know whether the processes or products we have developed will be capable of supporting large-scale manufacturing that meets the requirements for cost, schedule, quality, engineering, design, production standards, field certification, and supply demands.

If we experience significant delays, cost overruns or technical difficulties installing equipment in our new manufacturing facility, our business plans, prospects, results of operations and financial condition will suffer.

Completing the installation of equipment at our manufacturing facility is subject to significant risks, including risks of delays, equipment failure, cost overruns and other start-up and operating difficulties. Our manufacturing processes use both off-the-shelf and custom-built equipment. To date, we have experienced delivery and installation delays of a key piece of equipment in our new facility by one of our suppliers. If we continue to experience such a delay or encounter similar difficulties, we may be unable to complete our manufacturing facility either in a timely manner or at all. Without our manufacturing facility, we would likely have no manufacturing capacity and you could lose your entire investment.

Our products have never been sold on a mass market commercial basis, and we do not know whether they will be accepted by the market.

The solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. If our products are not accepted by the market, our business plans, prospects, results of operations and financial condition will suffer. Moreover, demand for solar modules in our targeted markets, including Switzerland, Germany, France, the United States and Italy, may not develop or may develop to a lesser extent than we anticipate. The development of a successful market for our proposed products and our ability to sell our products at a lower price per watt may be affected by a number of factors, many of which are beyond our control, including, but not limited to:

•	Our failure to produce solar power products that compete favorably against other solar power products on the basis of cost, quality and performance;
•	Competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;
•	Our failure to develop and maintain successful relationships with suppliers, distributors, systems integrators and other resellers, as well as strategic partners; and
•	Customer acceptance of our products.

If our proposed products fail to gain sufficient market acceptance, our business plans, prospects, results of operations and financial condition will suffer.

We depend upon a limited number of third-party suppliers for key materials, and any disruption from such suppliers could prevent us from manufacturing and selling cost-effective products.

We purchase the PV cells that we need for our proprietary technology and manufacture our products using materials and components procured from a limited number of third-party suppliers. We do not currently have in place any supply contracts. If we fail to maintain our relationships with these suppliers, or fail to secure additional supply sources from other PV cell suppliers that meet our quality, quantity and cost requirements in a timely manner, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms. Materials and components from new suppliers also may be less suited for our technology and yield PV modules with lower conversion efficiencies, higher failure rates and higher rates of degradation than PV modules manufactured with the materials and components from our current suppliers. Any of these factors could prevent us from delivering our products to our customers within required timeframes, resulting in potential order cancellations and lost revenue.

We have relied on a small number of customers for substantially all of our sales and the loss of, or a significant reduction in, orders from any of these customers could significantly reduce our sales and operating results.

We have historically sold our custom manufacturing services to only a few customers. In the fiscal year ended December 31, 2007, sales to our largest customer accounted for approximately 89% of our total net sales. In the fiscal year ended December 31, 2006, sales to our largest two customers accounted for approximately 47% and 39%, respectively, of our total net sales. Although we continued to market our solar tiles and to quote our solar PV turn-key installations to prospects during the nine months ended September 30, 2008, we have been increasingly focused on completing our manufacturing facility and producing our solar products on a large scale and less on smaller custom installation projects. To the extent that we are able to successfully manufacture and sell our products on a large scale, we may still be exposed to the risks associated with reliance on one or a few major customers. The loss of one of these potential customers or their default in payment could significantly reduce our revenues and harm our operating results in the future. Moreover, our customer relationships to date have been developed over a relatively short period of time, and we cannot guarantee that we will continue to receive significant revenues from these customers over the long term.

We likely will face intense competition from manufacturers of crystalline silicon solar modules, thin film solar modules and solar thermal and concentrated PV systems, all of which represent direct substitutes for our products.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with the larger more established electric power industry. We believe that our main sources of competition are crystalline silicon solar module manufacturers, thin film solar module manufacturers, and companies developing solar thermal and concentrated PV technologies.

At the end of 2007, the global PV industry consisted of more than 150 manufacturers of PV cells and solar modules. Within the PV industry, we face competition from crystalline silicon PV cell and solar module manufacturers, including Trina solar, Kyocera, Motech, QCells, Renewable Energy Corporation, Sanyo, Schott Solar, Sharp, Mitsubishi, SolarWorld, GE Energy, Sunpower, Photowatt, Isofoton and Suntech. We also face competition from thin film solar module manufacturers, including Antec, Alwitra, UNI-Solar, Kaneka, Mitsubishi Heavy Industries, Shell Solar, United Solar and several crystalline silicon manufacturers that are developing thin film technologies. We may also face competition from semiconductor manufacturers and semiconductor equipment manufacturers, or their customers, several of which have already announced their intention to start production of PV cells, solar modules or turnkey production lines or have bought players in the PV industry. In addition to manufacturers of PV cells and solar modules, we face competition from companies developing solar tiles or equivalent (Solar century, Imerys, Atlantis and others). Most, if not all, of our competitors across each of these segments are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than us. If we are unable to effectively compete for customers and suppliers, our financial condition and results of operations will suffer.

Technological changes in the solar power industry could render our products obsolete, which could prevent us from achieving sales and market share.

Our failure to refine our technology and to develop and introduce new products could cause our products to become uncompetitive or obsolete, which could prevent us from increasing our sales and becoming profitable. The solar power industry is rapidly evolving and highly competitive. Our development efforts may be rendered obsolete by the technological advances of others, and other technologies may prove more advantageous for the commercialization of solar power products. If this occurs, our sales and profits could be diminished.

Failure to protect our proprietary technology and intellectual property rights against infringement could seriously impact our competitiveness and any litigation related to protection of such intellectual property rights would be time consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary technology, which consists of a combination of copyright, trademark, and an international patent. If any of our competitors copy or otherwise gain access to our proprietary technology or develop similar technologies independently, we may not be able to compete as effectively. The measures we have implemented to protect our proprietary technology and other intellectual property rights are currently based upon a combination of a patent application, contractual protections and trade secrets. These measures may not be adequate to prevent the unauthorized use of our proprietary technology and our other intellectual property rights. Further, the laws of various countries in which we expect to offer our products may provide inadequate protection of such intellectual property rights.

We may be exposed to infringement or misappropriation claims by third parties that if determined adversely to us, could cause us to pay significant damage awards or prohibit us from the manufacture and sale of our solar modules and tiles or the use of our manufacturing technology.

Our success depends largely on our ability to use and to develop our technology and know-how without infringing or misappropriating the intellectual property rights of third parties. The validity and scope of claims relating to PV technology patents involve complex scientific, legal and factual considerations and analysis and, therefore, may be uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The defense and prosecution of intellectual property suits can be costly and time consuming. An adverse determination in any litigation or proceeding could subject us to significant liability, require us to seek licenses from third parties that may not be available on reasonable terms, require us to redesign our solar modules and tiles, or subject us to injunctions prohibiting the manufacture and sale of our solar modules and tiles or the use of our technologies.

One of our directors, Christiane Erné, controls a substantial interest in us and therefore may control certain actions requiring a stockholder vote.

Christiane Erné, a director since 2006, beneficially owns 66% percent of our outstanding common stock. Christiane Erné is married to Daniel Erné, another of our directors. As a result, Christiane Erné and Daniel Erné will be able to determine the outcome of any decision upon which our stockholders vote.

All of our assets and a majority of our directors and officers are outside of the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Although we are organized under the laws of the State of Delaware, our principal business office is located in Geneva, Switzerland. As such, it may be difficult for investors to enforce judgments against us that are obtained in the United States in any action, including actions predicated upon civil liability provisions of the federal securities laws. In addition, the majority of our directors and officers reside outside the United States, and nearly all of the assets of these persons and us are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against us or such persons judgments predicated upon the liability provisions of United States securities laws. There is substantial doubt as to the enforceability against any of our directors and officers located outside the United States in original actions or in actions of enforcement of judgments of United States courts or liabilities predicated on the civil liability provisions of United States federal securities laws. In addition, as the majority of our assets are located outside of the United States, it may be difficult to enforce United States bankruptcy proceedings against us. Under United States bankruptcy laws, courts typically have jurisdiction over a debtor’s property, wherever it is located, including property situated in other countries. Courts outside of the United States may not recognize the United States bankruptcy court’s jurisdiction. Accordingly, you may have trouble administering a United States bankruptcy case involving a Delaware company as debtor with most of its property located outside the United States. Any orders or judgments of a bankruptcy court obtained by you in the United States may not be enforceable.

Currency translation and transaction risk may negatively affect our net sales, cost of sales and gross margins and could result in exchange losses.

Although our reporting currency is the U.S. dollar, we conduct our business and incur costs in Swiss Francs in which we operate. As a result, we are subject to currency translation and transaction risk. During the year ended December 31, 2007 and for the nine months ended September 30, 2008, all of our sales were made outside of the United States and denominated in Swiss Francs. We expect substantially all of our sales to be outside of the United States and denominated in foreign currencies in the future. Changes in exchange rates between foreign currencies and the U.S. dollar could affect our revenues and cost of sales and could result in exchange gains or losses. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations.

Risks Related to Our Industry

There is a shortage of semi-conductor grade silicon, upon which our products depend. Any continued shortage could impact our cost of sales and limit our revenue growth.

Silicon is an essential raw material in the production of PV cells. Currently there is an industry-wide shortage of silicon ingots, which has resulted in significant price increases. Increases in silicon prices may impact our manufacturing costs in the future. As demand for PV cells has increased, a number of manufacturers have announced plans to add additional capacity. As this manufacturing capacity becomes operational, it will increase the demand for silicon and further exacerbate the current shortage. The production of silicon is capital intensive and adding additional capacity requires significant lead time. We do not believe that the supply imbalance will be remedied in the near term, and we expect that silicon demand will continue to outstrip supply for the next several months. We do not have any silicon supply contracts in place, and a continued shortage in supply could hurt our revenue growth.

The reduction or elimination of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for our solar modules, lead to a reduction in our net sales and harm our operating results.

The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity could result in the diminished competitiveness of solar energy relative to conventional and non-solar renewable sources of energy, which would negatively affect the growth of the solar energy industry overall and our net sales specifically. We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government and economic incentives. Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. As a result, federal, state and local governmental bodies in many countries, most notably Germany, Italy, Spain, France, South Korea, Japan, Canada, the United States, and, to a more limited extent, Switzerland, have provided subsidies in the form of tariffs, rebates, tax write-offs and other incentives to end-users, distributors, systems integrators and manufacturers of PV products. For example, Germany has been a strong supporter of PV products and systems, and political changes in Germany could result in significant reductions or the elimination of incentives. Many of these government incentives could expire, phase-out over time, exhaust the allocated funding or require renewal by the applicable authority. A reduction, elimination or expiration of government subsidies and economic incentives for solar electricity could result in the diminished competitiveness of solar energy, which would in turn hurt our sales and financial condition.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of PV products, which may significantly reduce demand for our solar products.

The market for electricity generating products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In a number of countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of PV products and investment in the research and development of PV technology. For example, without a mandated regulatory exception for PV systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to our end-users of using PV systems and make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require PV systems to achieve lower prices in order to compete with the price of electricity generated using other technologies.

We may be vulnerable to the efforts of electric utility companies lobbying to protect their revenue streams and from competition from such electric utility companies.

Electric utility companies could lobby for a change in the relevant legislation in their markets to protect their current revenue streams. Any adverse changes to the regulations and policies of the solar energy industry could deter end-user purchases of PV products and investment in the research and development of PV technology. In addition, electricity generated by PV systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as flat rate pricing, would require PV systems to achieve lower prices in order to compete with the price of electricity. Any changes to government regulations or utility policies that favors electric utility companies could reduce our competitiveness and cause a significant reduction in demand for our products.

Risks Related to this Offering and Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. As of the date of this prospectus, we had 73,081,168 shares of common stock issued and outstanding. We previously registered on behalf of certain of the selling stockholders named in this prospectus the resale of up to 7,813,176 shares of our common stock in a registration statement on Form S-1 (File No. 333-140864) that was declared effective April 11, 2008. When this registration statement is declared effective, certain of these same selling stockholders may be reselling up to an additional 4,726,370 shares of our common stock.

Any significant downward pressure on the price of our common stock as the selling stockholders sell their shares could encourage short sales by either the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our common stock is illiquid, and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock currently trades on a limited basis on the OTC Bulletin Board. The market price of our common stock has fluctuated substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of us or our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market has recently been subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A significant decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because a significant portion of our operations have been, and may continue to be, financed through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and processes and to continue our current operations. If our stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our securities.

Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. A “penny stock” is any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Resales of our securities may be restricted by state securities laws that prohibit trading absent compliance, and these restrictions may make it difficult or impossible to sell shares of our common stock in those states.

Transfer of our common stock may be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with individual blue sky laws, our common stock may not be traded in such jurisdictions. Because the securities registered in this offering have not been registered for resale under the blue sky laws of any state, holders of such shares and persons who desire to purchase them should be aware that there may be significant state law restrictions upon the ability of investors to sell the securities and of purchasers to purchase them. These restrictions could prohibit the secondary trading of our common stock. We do not intend to qualify our securities for resale in the states that do not offer “manual” exemptions and which require shares to be qualified before they can be resold. Accordingly, investors should consider the secondary market for our securities to be a limited one. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by words such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other comparable terms. Forward-looking statements involve risks and uncertainties that may cause our actual results or performance to be materially different from those expressed in or implied by the forward-looking statements. These uncertainties include, among others, our need to raise additional financing; risks related to the development and implementation of our new manufacturing processes and facility; risks related to completion, refinement and management of our supply chain and distribution channels; risks related to current and future research and development; risks related to customer acceptance of our products; risks related to competition in the solar energy field; risks related to the availability of public subsidies; our history of losses; the historical volatility of our stock prices; general market conditions; and the risks in the section entitled “Risk Factors,” that may cause our historical and actual results, level of activity and performance to be materially different from future results, level of activity, or performance as expressed in or implied by these forward-looking statements.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statement contained in this prospectus or any prospectus supplement as a result of new information or future events or developments.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) to register the shares of our common stock being offered by this registration statement, of which this prospectus is a part. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facility. The SEC maintains a website at www.sec.gov that contains current and periodic reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $1.35 million from the exercise of the warrants held by one of the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders. We estimate that our expenses in connection with the filing of this registration statement will be approximately $29,000.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Price Range of Common Stock

Our common stock is quoted on the OTC Bulletin Board under the symbol “SESI.OB”. The following table sets forth the high and low bid prices per share of our common stock for the periods indicated.

	High	Low
2006
First Quarter	$0.65	$0.45
Second Quarter	1.24	1.22
Third Quarter	1.70	1.70
Fourth Quarter	0.88	0.85

2007
First Quarter	$0.71	$0.63
Second Quarter	0.48	0.48
Third Quarter	1.17	1.11
Fourth Quarter	1.08	0.90

2008
First Quarter	$0.70	$0.70
Second Quarter	0.74	0.57
Third Quarter	0.66	0.20
Fourth Quarter (through November 13, 2008)	0.35	0.10

On November 13, 2008, the closing price of our common stock, as reported by the OTC Bulletin Board, was $0.28 per share.

The high and low prices in the table reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The source of the high and low bid information is the OTC Bulletin Board Market.

Stockholders

The approximate number of holders of record of our common stock as of November 13, 2008 was 25, inclusive of those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). As of November 13, 2008, we had 73,081,168 shares of common stock outstanding.

Dividend Policy

We have never declared or paid dividends on our common stock. We do not intend to declare dividends in the foreseeable future because we anticipate that we will reinvest any future earnings into the development and growth of our business. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board of Directors, in its sole discretion, deems relevant.

DESCRIPTION OF BUSINESS

We are a Delaware corporation engaged in the business of designing, engineering, producing and installing solar panels or modules and solar tiles for generating electricity. We conduct our operations through two wholly owned subsidiaries, SES Prod. S.A. (“SES Production”) and SES Société d’Energie Solaire S.A. (“SES Switzerland”). Our shares are quoted on the OTC Bulletin Board under the symbol “SESI.OB”.

Overview

We are a renewable energy company that offers products and services focused on the design, development and commercialization of a portfolio of solar products and technologies capable of delivering alternative energy solutions. To date, we have produced and installed custom photovoltaic (“PV”) solar products for commercial, industrial and residential use. Based on the specific needs of our customers, we manufacture our solar modules and solar tiles using cells, components and other raw materials that are supplied to us from third-parties. We also offer comprehensive engineering services for PV projects. As an engineering service provider, we design new methods of manufacturing PV modules, and we incorporate these modules into the specific architectural and building applications of our customers.

We are actively engaged in transforming our business from a custom manufacturer of solar modules and tiles into a large scale producer and manufacturer of solar modules and tiles using our proprietary assembly processes at our new manufacturing facility in Geneva, Switzerland, which we believe will allow for higher quality electrical contacts, better performance and reduced costs.

The Photovoltaic Solar Industry

Renewable energy sources for electric power generation include hydroelectric, biomass, geothermal, wind and solar. Among renewable sources of electricity, solar energy has the most potential to meet the world’s growing electricity needs. According to the U.S. Department of Energy, the sun is the only source of renewable energy that has a large enough resource base to meet a significant portion of the world’s electricity needs.

Solar electricity is generated using either PV or solar thermal technology to extract energy from the sun. PV electricity generating systems directly convert the sun’s energy into electricity, whereas solar thermal systems heat water or other fluids that are then used as sources of energy. PV systems are either grid-connected systems or off-grid systems. Grid-connected systems are connected to the electricity transmission and distribution grid and feed solar electricity into the end-user’s electrical system and/or the grid. These systems are commonly mounted on the rooftops of buildings, integrated into building facades or installed on the ground using support structures, and they range in size from 2-3 kilowatts to multiple gigawatts (GW) and megawatts (MW). Off-grid PV systems are typically much smaller and are frequently used in remote areas where they may be the only source of electricity for the end-user.

PV systems are currently the most widely used method of transforming sunlight into electricity. Annual installations by the PV industry grew from 0.4GW in 2002 to 1.7GW in 2006 and 2.9 GW at the end of 2007, representing a 70% increase in one year. Cumulative installed capacity reached just below 10GW at the end of 2007.

Growth in installed solar power systems has been stimulated by long-term government subsidies, tax incentives and feed-in tariffs that require utilities to buy back excess power generated by privately owned PV systems. Over time, we expect costs to decline as a result of new fabrication techniques, the development of PV cell technologies that use alternative lower-cost materials, reductions in the amount of silicon used in PV cells, partly through the development of thin film technologies, improvements in module performance as a result of greater PV cell energy efficiency, lower direct manufacturing costs, and economies of scale as production volumes rise.

In 2007, Germany was the world’s leader in MW volume of PV installations with 50%, followed by Spain with 13%, Japan with 10%, Italy with 7% and the U.S. with 7%, according to industry publication Solarbuzz LLC. Germany’s and Japan’s historical dominance is attributable to their respective government incentive programs, which are designed to stimulate market demand for PV systems. Other European countries have adopted, or are adopting, similar government incentive programs, as are countries in Asia and several states in the U.S., including California. The California Public Utilities Commission reports that the California Solar Initiative has committed $2.9 billion in incentives over 10 years with the goal of supporting installations of 3GW new installed capacity by 2017.

The market for grid connected PV power has undergone significant growth over the last several years, expanding 57% in 2004 alone, according to the U.S. Department of Energy. Industry reports indicate that on-grid applications represent the largest and fastest growing segment of the global market, accounting for 77% of the market. According to Solarbuzz LLC, PV world market sales were up 34% in 2005. The PV industry generated $17.2 billion in global revenues in 2007.

Advantages and Disadvantages of Solar Energy

Solar energy generated through PV systems has several advantages compared to conventional and other renewable sources of electricity, including security, reliability, low maintenance, modularity and flexibility of design, as well as significant environmental benefits. PV systems also support the trend toward distributed (point-of-use) power generation. We believe that capacity constraints, increased demand for power reliability, and the challenges of building new centralized power plants will increase the demand for distributed power generation.

Solar energy generated through PV systems also has certain disadvantages. Perhaps the most significant is the high initial cost of individual PV systems. Solar power can cost twice as much as grid power. This is due almost entirely to the high cost of PV cells, which depends on the cost and availability of semiconductor grade silicon. While technical developments are underway in thin film, membrane and other non-crystalline based materials, over 85% of the industry currently relies on crystalline silicon cells.

Description of Our Products

To date, we have produced and installed custom PV solar products for commercial, industrial and residential use. Based on the specific needs of our customers, we manufacture our solar tiles using cells, components and other raw materials that are supplied to us by third-parties. The design, production and installation of these customized solar products has required that we offer comprehensive engineering services. As an engineering service provider, we design new methods of manufacturing PV modules, and we incorporate these modules into the specific architectural and building applications of our customers. As we near completion of our manufacturing facility and implement our proprietary manufacturing processes, as more fully described below, we will, through our wholly owned subsidiary, SES Production, focus our attention less on custom design and installation projects and more on mass manufacturing, producing and offering the following products:

Solar Tiles: SunTechTile® and Swisstile®

We have developed a new technology for the production, distribution and sale of a next generation solar tile that we intend to brand under the SunTechTile® trademark on the international market and under the Swisstile® trademark in Switzerland. SunTechTile® and Swisstile® share the same design but will be marketed under different names in order to distinguish their targeted markets. The SunTechTile® and Swisstile® solar tiles maximize power output by utilizing the latest generation PV cells in an innovative connector design that incorporates ultra-thin, invisible connectors, which we believe makes the cells easier to install and less expensive. This new connector design also reduces power loss, thereby maximizing efficiency. These tiles will be manufactured on our fully automated production line, described below, which will allow for a shorter manufacturing cycle and lower cost.

The SunTechTile® and Swisstile® solar tiles will be manufactured by us from slate procured from our primary supplier, Swiss Eternit. We plan to secure long-term supply contracts for cells when preliminary testing of our new tile design has been completed, which we expect to be in the first half of 2009.

High Power Rated Modules

We also intend to manufacture high power rated modules, which are packaged inter-connected assemblies of PV cells. Our modules will incorporate back-contact cells that have reduced visibility and therefore increased architectural appeal. Our goal is to successfully demonstrate that our production line is well-suited to these particular back-contact cells. We will therefore manufacture only a limited number of modules that we intend to sell either on the open market or to third parties interested in purchasing or licensing production lines from us.

Description of Our Proprietary Manufacturing Processes

We have developed and patented a new assembly process that is based on our proprietary technology that will allow us to produce solar modules and solar tiles at a lower cost and in a more time efficient manner, thereby resulting in more attractively priced products.  Our new facility in Geneva will showcase our new production line and, we believe, will enable us to successfully demonstrate our enhanced manufacturing capabilities to produce solar PV modules.

Our proprietary production process, which we expect to be fully operational in early 2009, consists of an automated assembly technology that we believe guarantees a more reliable and efficient manufacturing process.  This is because our new technology allows for back-contact PV cells and soldering to occur during only one production run, which is faster and is more automated than existing manufacturing processes for these types of cells.  As a result of this new assembly technology, we anticipate that our production line will be significantly smaller than traditional production lines that use standard tabbing and stringing machines and approximately three times faster.  We further believe that our new manufacturing process has numerous advantages over existing assembly techniques, including easier and faster electrical connections between cells and strings in a module and fewer manufacturing steps, thereby resulting in reduced production time and greater throughput.  Our automated manufacturing process also significantly reduces manual labor requirements, a significant cost component in the PV industry, which will result in greater capital productivity, lower costs, more reliable connections, more consistent performance, and less waste.

In addition to the above described assembly technique, our patent also applies to the connection of modules (of any cell type) to junction boxes in a more efficient manner, resulting in a 1% - 3% reduction in the use of glass material and encapsulate, depending on the type of module.

We plan to use our patented manufacturing process and back-connection techniques at our new facility to produce standard PV modules and next generation integrated roof tiles. In the future, we may also consider licensing this technology to other PV module producers as well as selling to third parties complete production lines that we develop.

With its low heating demand and large PV roof, we believe that our manufacturing facility will be a showcase for PV technology, with special solar windows on one facade and a roof generating more than enough power to satisfy the facility’s energy requirements. In January 2008, we received confirmation that the building meets the MINERGIE® standard, which is a sustainability brand for new and refurbished buildings that is mutually supported by the Swiss Confederation, the Swiss Cantons along with Trade and Industry and is registered in Switzerland and around the world.  The final MINERGIE® certificate is expected to be delivered upon completion of the building. In September 2008, the building was awarded the 2008 Swiss Solar Award for architectural integration of PV solutions. We have also been nominated for the 2008 European Solar Award which will be announced in Berlin in December. We manage this facility through our wholly owned subsidiary, SES Switzerland.

Sales and Marketing

Although the solar energy market is at a relatively early stage of development, energy experts and associations forecast a CAGR of 30% to 40% for the solar PV market between 2007 and 2010. To date, our operations have consisted of providing custom manufactured solar tiles and related engineering services to customers in Switzerland. As such, we have primarily focused our marketing and sales efforts in Switzerland.

Once we complete construction of our manufacturing facility, our expansion plans and target markets will expand to include Germany, France, Spain Italy and the U.S. However, it should be noted that the solar energy market is at a relatively early stage of development. Its future growth could be different from expectations, and the extent to which our products will be adopted is completely uncertain.

We intend to promote our PV solutions through trade publications, attendance at key industry trade shows, direct mail campaigns, online advertising and relationship marketing to our expanding network of dealers and solar integrators. Our marketing activities will be of greater importance beginning in 2009 once our production line becomes fully operational.

Customers

Most of our revenue to date has been generated by sales of custom manufactured solar modules and tiles and related engineering services to customers, which have included:

•
suppliers of modules (i.e., either integrator PV systems or cell manufacturers willing to outsource the module production to us, using our proprietary technology to assemble components in a module) to end-user consumers;

•	engineering firms, installers, distributors or end users (public or private) of our solar tiles;

•	architects, public authorities or end users of our engineering services in PV turnkey installations; and

•	potential module manufacturers licensing our technology.

In the fiscal year ended December 31, 2007, sales to our largest customer accounted for approximately 89% of our total net sales. In the fiscal year ended December 31, 2006, sales to our largest two customers accounted for approximately 47% and 39%, respectively, of our net sales. The loss of one or more of our largest customers or their default in payment could significantly reduce our revenues and harm our operating results.

Suppliers and Process Equipment Providers

We rely on several companies to supply certain components and materials used to manufacture and produce our PV modules and tiles. For module and tile production, we depend on a limited number of suppliers for back contact cells. We believe that due to increased demand for back contact cells, additional suppliers have already entered the market. We acquire cells on a purchase order basis and do not have long-term supply contracts with any suppliers, although we may enter into such contracts in the future. We purchase slates from Swiss Eternit, with which we have a long-standing commercial relationship. We do not believe a risk of inventory shortage exists with respect to tiles, although if one did, we believe alternate suppliers exist. Recent changes in the dimensions of some solar cells, however, could require larger slates, which exist at the prototype level from our suppliers but whose availability on a large scale is not yet proven.

Our manufacturing processes use both off-the-shelf and custom-built equipment. Our equipment providers have had difficulty finalizing our order for certain custom-built machinery to be installed in our new facility. Based on our patented technology, the manufacturing concept we will employ in our facility is new and an important machine that we expected to have in 2007 has yet to be delivered. Delays delivering this machine by the supplier have postponed production at our manufacturing facility. We expect that this machine will be delivered and tested by the end of 2008, although its ability to satisfy our manufacturing requirements remains unproven.

Competition

We face competition from domestic and international companies actively engaged in the manufacturing and distribution of solar PV systems, as well as from emerging technology companies that may become viable in the next several years. The best funded and most established producers of PV cells and modules include Sharp Corporation, Kyocera Corporation, Sunpower, Suntech, Qcells, Solarworld, Schott Solar, BP Solar, Shell, Tenesol, Isofoton, Powerlight and GE Solar (formerly AstroPower). Because most, if not all, of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in the continued commercialization and development of our products. We believe, however, that our building-integrated solar roofing products have advantages over most other PV product offerings. In most cases, competitors produce modules that must be rack mounted externally to a building, creating potential damage to the structure, generating maintenance problems and detracting from their visual appearance. Our PV product offerings differ in this respect because they maximize power output using the latest generation PV cells in an innovative design that incorporates ultra-thin, invisible connectors between cells. This new connector design reduces power loss and increases efficiency.

Both the traditional and the alternative energy industries are highly competitive. Numerous entities in the U.S. and elsewhere compete with us to develop new and different alternative and/or renewable energy technologies. Competitors also include fossil fuel companies such as Exxon, Shell, BP, and Total. We face, and expect to continue to face, competition from these entities to the extent that they develop products that function similarly or identically to our technologies.

Barriers to entering the PV module and tile manufacturing industry include the technical know-how required to produce solar cells that maintain acceptable efficiency rates at competitive production costs. In addition, any new PV solar technology would require successful demonstration of reliability testing prior to widespread market acceptance. We believe the principal competitive factors in the market for solar electric power products are: price per watt, long-term stability and reliability, conversion efficiency and other inherent performance measures, ease of handling and installation, product quality, reputation, and environmental factors.

Research and Development

Our research and development expense consists primarily of salaries and personnel related costs and the cost of products, materials and outside services used in our research and development processes and product development activities. During the fiscal years ended December 31, 2007 and 2006, we spent $426,814 and $151,246, respectively, on research and development. For the nine months ended September 30, 2008 and 2007, we spent $279,539 and $322,174, respectively, on research and development. We expect our research and development expense to increase in absolute terms in the future as we increase personnel and research and development activity. We intend to devote a substantial amount of our future cash flows into research and development due to the new and evolving nature of the PV industry. Over time, we expect research and development expense to decline as a percentage of net sales and on a cost-per-watt basis as a result of economies of scale.

Intellectual Property

We rely on a combination of copyright, trade secret, trademark and contractual protections to establish and protect our proprietary rights. We require our customers to enter into confidentiality and nondisclosure agreements before we disclose any sensitive aspects of our solar technologies or strategic plans, and we typically enter into proprietary information agreements with employees and consultants. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as laws in the U.S. In addition, our competitors may independently develop technology similar to ours. Our precautions may not prevent misappropriation or infringement of our intellectual property.

We have filed a patent application for our new assembly technology. The application was filed with the World Intellectual Property Organization on July 3, 2006. On October 24, 2007, the international report on our PCT/IB2007/000428 was issued. The report recognizes that 12 of the 14 patent claims are new and that all have potential for industrial application.

Government Regulation

Currently the cost of solar electricity substantially exceeds the retail price of electricity in every significant market in the world. To nurture the development of solar electricity, government bodies in many countries, most notably Germany, Italy, Spain, France, South Korea, Japan, Canada and the U.S. have provided some level of subsidies in the form of feed-in tariffs, net metering programs, renewable portfolio standards, rebates, tax incentives and low interest loans.

Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are set above market rates and may be differentiated based on system size or application. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering programs are usually combined with rebates, and do not provide cash payments if delivered solar electricity exceeds their utility bills. Under a renewable portfolio standard, the government requires regulated utilities to supply a portion of their total electricity in the form of renewable electricity. Some programs further specify that a portion of the renewable energy quota must be from solar electricity.

Tax incentive programs exist in the U.S. at both the federal and state level, and can take the form of investment tax credits, accelerated depreciation and property tax exemptions. Several governments also facilitate low interest loans for PV systems, either through direct lending, credit enhancement or other programs.

We believe that the near-term growth in the solar energy industry depends significantly on the availability and size of these government subsidies and on the ability of the industry to reduce the cost of generating solar electricity. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy and, as a result, the continuation of such policies and level of support present the greatest uncertainties for our products. For example, there are some indications that regulations in Germany, a major European market for our products and services, may change unfavorably with regard to solar or PV electricity as discussions are ongoing about modifying the German Renewable Energy Law, or the EEG. If Germany reduces or eliminates the subsidies under the EEG or implements other unfavorable regulations, this would have a major impact on the solar PV market and adversely affect our growth prospects. Other countries, such as Italy and Greece, have established incentives to increase solar PV energy production, creating new opportunities for PV products, although there is no guarantee this will occur or that such incentives will be available to us.

Switzerland recently enacted a new federal feed-in tariff subsidy effective May 2008. Due to overwhelming demand, final subsidy decisions by the relevant Swiss grid authority regarding remuneration for electricity generated by solar power installations have been delayed. As a result of this delay, most solar power producers in Switzerland, including our prospective and potential customers, are awaiting determination by the Swiss grid authority before undertaking new solar power installations in order to learn whether their respective installations will qualify for remuneration. While we expect that decisions will be made during 2009, any additional significant delays could impact our projected growth plans.

Employees

As of September 30, 2008, we had four full-time employees, two of which are engineers. We periodically hire consultants as independent contractors. As of September 30, 2008, we had three such consultants. We intend to hire approximately ten additional employees upon the completion of our new manufacturing facility.

Corporate History

We were incorporated in Nevada on February 3, 1999 to operate an Internet-based auction website over which users advertised and bought and sold goods and services for a fee. Effective March 31, 2004, we changed our state of domicile from Nevada to Delaware. During the third quarter of 2005, we abandoned our Internet auction business plan and focused on identifying suitable businesses with which to enter into a business opportunity or business combination.

Effective June 19, 2006, we changed our name from “The Electric Network.com, Inc.” to “Solar Energy Sources Inc.” On August 10, 2006, we changed our name to “SES Solar Inc.” We effected the name change in contemplation of entering into the share exchange agreement dated August 31, 2006 with SES Switzerland and the shareholders thereof.

As a result of the share exchange agreement, we acquired SES Switzerland on September 27, 2006 in a so-called “reverse merger” transaction. The terms of the transaction were negotiated at arm’s-length between unaffiliated parties and did not require shareholder approval. As a result of the transaction, a change of control occurred as the former SES Switzerland stockholders acquired 70% of the outstanding shares of our common stock, and we ceased being a “shell company” as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Description of Property

Our principal office is located in Plan-les-Ouates, a suburb of Geneva, Switzerland.

We were granted a 60 year lease to land in Plan-les-Ouates upon which to build our new manufacturing facility. Rent for the entire 60-year term of the lease is CHF72,065 ($60,120) per year, commencing on July 1, 2006. We received authorization to build our manufacturing facility on the property from the State of Geneva on May 27, 2005 and we commenced construction of the facility in the second half of 2007.

We rent a 1,654 square meter building in Härkingen, Switzerland, from Drei Linden AG pursuant to a lease agreement for a monthly cost of CHF7,232 ($6,033). The lease agreement may be terminated with six months’ notice.

We also rent a 154 square meter office space in Plan-les-Ouates from Cool SA pursuant to a lease agreement dated March 23, 2001 which was subsequently cancelled and replaced by a lease agreement dated February 20, 2002. The lease varies annually on the basis of the Swiss consumer index. For 2007 the cost was CHF52,104 ($43,467). The lease agreement was originally for a five-year term and is automatically renewed annually unless terminated with one years’ notice. The lease agreement was renewed in February 2008 on the same terms and conditions.

Legal Proceedings

As of the date of this prospectus, we are not party to any pending lawsuit or legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated audited financial statements and related notes, and the consolidated interim financial statements and related notes that appear elsewhere in this registration statement, of which this prospectus forms a part.

Our business was commenced in 2001 by SES Société d’Energie Solaire SA (“SES Switzerland”), a Swiss-based developer of solar panels and solar roof tiles. On September 27, 2006, we completed a share exchange agreement with SES Switzerland in which SES Switzerland became our wholly owned subsidiary. We then abandoned our previous Internet-based auction website business and SES Switzerland’s business of designing, engineering, producing, and installing solar panels or modules and solar tiles became the sole business of the combined company. Because we and our subsidiaries on a consolidated basis are the successor business to SES Switzerland, and because the operations and assets of SES Switzerland represent our entire business and operations from the closing date of the share exchange agreement, the following discussion and analysis is based on SES Switzerland’s financial results for the relevant periods.

Overview

This overview addresses our plan of operation and the trends, events, and uncertainties that have been identified by our management as those that we believe are reasonably likely to materially affect the comparison of historical operating results reported herein to either past period results or to future operating results.

We have developed and patented a new assembly technology for solar modules and solar tiles. Our business plan includes the development of a new assembly line based on our proprietary technology, using a manufacturing facility in the suburbs of Geneva, Switzerland that is currently under construction, to produce solar modules and solar tiles at a lower cost. We believe this new facility will enable us to produce solar photovoltaic (“PV”) modules that are larger than three square meters.

To implement our business plan, we will need to complete the design of the solar modules and solar tiles, manufacture and test the prototype panels, have them approved in accordance with European and other standards, manufacture them in series and sell them in major markets in Europe and eventually other countries around the world. Our plan is to complete the manufacturing facility in December 2008 and commence production and sale of our new products in the first or second quarter of 2009.

To date, we have generated only limited revenue from the sale of solar modules and solar tiles manufactured by third parties and the related engineering services required to design and install the same. In addition, during the period from January 2008 to June 2008, we generated revenue from the sale of electricity produced by our Solar Plant. We no longer expect to generate such revenue from the sale of electricity, as we sold the Solar Plant to a third party in June 2008.

Once our manufacturing capabilities are operational, we will have available a product line consisting of our SunTechTile® and SwissTile® solar tiles and, in the future, our high power rated solar modules. Historically, we have relied upon third-party vendors to supply us with component parts, such as PV cells, in order to manufacture and produce our products. As a result of our new manufacturing facility and our proprietary technology for module assembly, we believe that we are positioning ourselves to manufacture and produce our solar products on a much larger scale and one that is competitive in the solar energy market.

We have experienced operating losses from our early stage operations, which have involved developing and testing our new solar panel technology and commencement of the sales and distribution portions of our business by selling custom solar modules and solar tiles using an early stage technology. We anticipate incurring additional operating losses over the next few years as we complete the development, testing, prototypes and licensing of our new products and commence production. Our research and development costs and the costs incurred in manufacturing prototypes have been expensed to date. We do not believe that we can achieve profitability until development, implementation and commercialization of our solar products manufactured through our new assembling processes are operational.

We believe the demand for solar modules and solar tiles will ultimately be substantial. According to the Energy Information Administration, global demand for electricity is expected to increase from 16.4 trillion kilowatt hours in 2004 to 30.3 trillion kilowatt hours in 2030. Over time, supply constraints, rising electricity prices, dependence on foreign countries for fuel feedstock and environmental concerns could limit the ability of many conventional sources of electricity and other alternative sources to supply this rapidly expanding global demand. According to the U.S. Department of Energy, solar energy is the only source of renewable power with a large enough resource base to supply a significant percentage of the world’s electricity needs over the next several decades.

However, over the near term there are significant competitive concerns with solar energy. As the cost of producing electricity from grid connected PV installations is higher than the current cost of electricity from fossil or nuclear plants, the PV market relies heavily on government subsidies and regulation concerning independent power producers. These regulations favor PV electricity in some, but not all, countries. Existing regulations are subject to change due to local political factors affecting the energy market, especially in Europe, where the process has been ongoing for 10 years. The major PV market in Europe is Germany, where the EEG law governs. We expect France will play an increasing role in the future due to recently enacted laws. Other countries, including Italy, Spain and Greece, have similar but less favorable laws. The PV market is heavily dependent on public policies and, as a result, such policies present the greatest uncertainties for our products. Anticipated reductions of the feed-in tariff in Germany and Switzerland by 9% and 8%, respectively, per year could affect our sales. Spain has already spoken of decreasing the tariff during 2008 by 20%. Without continued and/or enhanced governmental support in the form of favorable laws and subsidies, the projected growth of the PV market will not exist, which could hurt our results of operations.

Our primary market for our SwissTile® product will be Switzerland, which recently enacted a new feed-in tariff that became effective May 2008. This tariff has 10 different values depending on PV integration and size. Due to the properties of our SwissTile® product, we believe that it will receive the highest value, which will be favorable for us.

Due to overwhelming demand, final subsidy decisions by the relevant Swiss grid authority regarding remuneration for electricity generated by solar power installations have been delayed. As a result of this delay, many of our prospective and potential solar power production customers have postponed new solar power installation as they await determination by the Swiss grid authority in order to learn whether their respective installations will qualify for remuneration. While we expect that decisions will be made during 2009, any additional significant delays could impact our projected growth plans. The tariff will decrease for new entrants by 8% every year starting in 2010.

Worldwide, annual installations by the PV industry grew from 0.4GW in 2002 to 1.7GW in 2006, representing an average annual growth rate of over 42%, and 2.9GW at the end of 2007, representing a 70% increase in one year. Cumulative installed capacity reached just below 10GW at the end of 2007. Despite this growth, solar electricity still represents a small fraction of the supply of electricity. So long as governments and the market are focused on the ability of manufacturers to develop new technologies that reduce the cost of solar electricity, we believe that the demand for solar energy products will continue to grow significantly. This growth projection is based on continued governmental support, on the success of such manufacturing efforts to reduce the gap between the cost of solar electricity and more conventional and established methods of generating electricity, and on other developments affecting the world energy market. In addition to the uncertainties associated with government subsidies and these other factors, it is also possible that breakthrough technologies might emerge in other areas that will reduce demand for new solar energy products. Furthermore, even within the solar energy area, it is possible that developments in thin films or nanoscience could reduce the cost of PV cells or that continued shortages in the supply of polysilicon, an essential raw material in the production of our PV cells, could impact our proposed new products and adversely affect our plan of operation.

We are in ongoing discussions with strategic partners, including cell manufacturers, PV line manufacturers and special machine manufacturers to assist us with our new technology for module assembly. We are also progressing with construction of our manufacturing facility, which is expected to be fully operational during the first half of 2009.

During the nine months ended September 30, 2008, we continued to market our solar tiles and to quote our solar PV turn-key installations to prospects. In addition, we generated revenue of $34,161 and incurred costs of goods sold of $3,092. The decrease in revenue and corresponding decrease in cost of goods sold over the period are attributable to management’s increased focus on completing our manufacturing facility and producing our solar products on a large scale and away from smaller custom installation projects. The Solar Plant, which is housed on the roof of our manufacturing facility and operational since December 2007, generated revenue of $247,730 through June 30, 2008. As of the end of June 2008, we no longer generate such revenue due to the sale of the Solar Plant to Services Industriels de Geneve (“SIG”).

 Based on current and planned custom installation projects that will be completed during the third and fourth quarters of 2008, we believe that our cash flow from operating activities for the remainder of fiscal year 2008 will be greater than our cash flow from operating activities during 2007. As previously reported, and in light of these projects, we believe that our operating expenses in fiscal 2008 will be approximately $2 million, which we anticipate financing through revenue generated from operating income and with available cash. During the remainder of 2008 and the first half of 2009, management anticipates total capital expenditures of approximately $18 million for the new manufacturing facility, of which we have already financed $10.5 million, and $3.5 million for the assembly line and related machinery, of which we have already financed $389,000. We also may require up to an additional $11 million during the next 12 months to finance the purchase of raw materials to be used in the production of 2 megawatts of solar tiles. We anticipate financing the remaining capital expenditures on the facility and assembly line through available cash, loans and lines of credit, but we will likely also need additional financing in order to purchase raw materials and expand our operations once our manufacturing facility is fully operational. We will also require enhanced liquidity in order to secure long-term silicon supply contracts. We do not have any current agreements in place to secure such financing.

We entered into a credit facility of CHF4,500,000 ($4,13,144) on September 18, 2007 with the Geneva (Switzerland) State Department of Energy (“ScanE”). The proceeds were received on October 1, 2007 and became due on March 17, 2008. On June 20, 2008, we announced the sale of our Solar Plant for gross proceeds of CHF5,716,788 ($5,496,383), inclusive of VAT. We received substantially all of the proceeds from this sale on June 30, 2008 and used a portion of the proceeds to repay in full the CHF4,500,000 loan as of July 2, 2008.

We expect to continue to experience losses from operations until we can generate revenue from manufacturing our new products. As a result of our continuing need to expand our operations and develop and market our new products, we expect to continue to need additional capital over the long-term in order to continue as a going concern.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

Statement of Operations	For the Nine Months Ended September 30,
(unaudited)	2008	2007
	in $
Total revenues	34,161	1,255,275
Total cost of goods sold (exclusive of depreciation shown separately below)	(3,092)	(1,039,496)
Personnel	405,957	263,597
Rent and lease expenses	112,956	99,336
Research and development	279,539	322,174
Depreciation and amortization	50,829	39,005
General and administrative expenses	673,163	832,888
Interest expense	(322,520)	(49,959)
Interest income	46,756	140,096

Foreign exchange gain (loss)	79,493	162,705
Total other income (expense)	(196,271)	252,842
Taxes	0	0
Net income (loss) from continuing operations	(1,687,646)	(1,088,379)
Income (loss) from discontinued operations	1,331,856	0
Taxes	0	0
Net income (loss) from discontinued operations	1,331,856	0
Net income (loss)	(355,790)	(1,088,379)
Other comprehensive income (loss): translation adjustment	(89,476)	(85,553)
Comprehensive income (loss)	(445,266)	(1,173,932)

Net Income (Loss)

Our net loss for the nine months ended September 30, 2008 was $355,790 as compared to a net loss of $1,088,379 for the nine months ended September 30, 2007. The net loss during the period ended September 30, 2008 was due primarily to an increase of $272,561 in interest expense resulting from increased borrowings, a decrease of $83,212 in foreign exchange gain due to the increase in the currency exchange rate between the Swiss franc and the US dollar and a decrease of $93,340 in interest income due to decreased time deposits, offset by the $1,185,704 gain generated from the sale of our Solar Plant.

Revenues and Cost of Goods Sold

We recognize revenue on the completed-contract method, and therefore, only when projects are completed. During the period January 1 to September 30, 2008, we generated total revenue of $34,161 as compared to $1,255,275 for the nine months ended September 30, 2007.

Cost of goods sold for the nine months ended September 30, 2008 was $3,092 compared to cost of goods sold of $1,039,496 for the nine months ended September 30, 2007.

As noted above, the decrease in revenue and corresponding decrease in cost of goods sold are attributable to management’s increased focus on completing our manufacturing facility and producing our products on a large scale and away from smaller custom installation projects.

Operating Expenses

Operating expenses for the nine months ended September 30, 2008 were $1,522,444 compared to operating expenses of $1,557,000 for the nine months ended September 30, 2007. Personnel, rent, research and development, general and administrative, and depreciation and amortization expenses constitute the components of our operating expenses. The slight decrease in operating expenses is attributable to an increase in personnel costs to develop the new activities of our subsidiary (increase of $142,360), offset by a decrease in general and administrative expenses associated with preparation and SEC compliance of various public filings (decrease of $159,725). We expect that as we continue to implement our business plan these expenses will increase accordingly.

Other Income (Expense)

Interest expense increased to $322,520 for the nine months ended September 30, 2008 as compared to $49,959 for the nine months ended September 30, 2007. The increase in interest expense was primarily attributable to the increase in the amount of the loan from ScanE and from BCGE.

Interest income for the nine months ended September 30, 2008 was $46,756 as compared to $140,096 for the period ended September 30, 2007. The interest income earned during the period was received from time deposits.

Foreign exchange gain for the nine months ended September 30, 2008 was $79,493 compared to foreign exchange gain of $162,705 for the nine months ended September 30, 2007. Historical financial statements prior to September 27, 2006, the date of the reverse acquisition, are those of SES Switzerland, which conducts substantially all its business and incurs substantially all its costs in Swiss francs.

Net Income (Loss) from Discontinued Operations, net of tax

Our electricity producing segment was sold in June 2008. The Solar Plant, which is housed on the roof our manufacturing facility, had been operational since the end of 2007, and from January 2008, generated revenue through the sale of electricity. For the nine months ended September 30, 2008, revenue generated from such sales totaled $247,730. The one time net gain generated by the sale of our Solar Plant was $1,185,704. This amount mostly covers research and development costs of the Solar Plant that had been previously expensed. Due to the sale of the Solar Plant at the end of June 2008, no further revenue from the sale of electricity will be recognized in future periods

COMPARISON OF TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006 (AUDITED)

	Year ended December 31
	2007	2006
		$
Total revenues	1,344,794	129,275
Total cost of goods sold (exclusive of depreciation shown separately below)	(1,104,119)	(95,333)
Depreciation and amortization	59,104	45,090
General and administrative expenses	2,069,866	1,246,268
Interest expense	(116,212)	(56,757)
Interest Income and other	177,650	19,384
Foreign exchange gain	302,803	55,281
Total other income (expense)	364,241	17,908
Taxes	—	—
Net (loss)/profit	(1,524,054)	(1,239,507)
Other comprehensive income/loss: translation adjustment	(168,631)	(309,709)
Comprehensive loss	(1,692,685)	(1,549,216)

Net Loss

Our net loss for the year ended December 31, 2007 was $1,524,054 compared to a net loss of $1,239,507 for the year ended December 31, 2006. The increase in net loss during the year ended December 31, 2007 was primarily due to personnel costs to develop the new activities of our subsidiary (from $184,710 to $366,553), additional research expenses (from $151,246 to $426,814) and increased general and administrative expenses (from $772,149 to $1,141,046).

Revenue and Cost of Goods Sold

Total revenue for the year ended December 31, 2007 was $1,344,794, which represents an increase of $1,215,519 compared with total revenue of $129,275 for the year ended December 31, 2006. We recognize revenue on the completed-contract method, and therefore when projects are completed. The increase in revenue is due to 3 projects completed during 2007.

Cost of goods sold for the year ended December 31, 2007 was $1,104,119, which represents an increase of $1,008,786 as compared to cost of goods sold of $95,333 for the year ended December 31, 2006. The increase in cost of goods sold was primarily attributable to the 3 projects completed during 2007. Cost of goods sold for the year ended December 31, 2007 was approximately 82% of total revenues compared with approximately 74% of total revenues for the year ended December 31, 2006. The increase in our cost of goods sold as a percentage of revenues was due to a decreased margin on revenues to obtain the contracts. Cost of goods sold is also highly dependent on quantities being purchased from suppliers.

Operating Expenses

Operating expenses for the year ended December 31, 2007 were $2,128,970, which represents a 61% increase from $1,291,358 for the year ended December 31, 2006. Personnel, rent, research and development, general and administrative, and depreciation and amortization expenses constitute the components of our operating expenses.

The majority of the increase was related to personnel costs to develop the new activities of our subsidiary (increase of $181,843), additional research and development expenses (increase of $275,568), and increased general and administrative expenses, including expenses associated with preparation and SEC compliance of various public filings (increase of $368,897).

We expect that as we continue to implement our business plan these expenses will increase accordingly.

Other Income (Expense)

Interest expense increased to $116,212 for the year ended December 31, 2007 ($56,757 for 2006), representing an increase of approximately 105%. The increase in interest expense was primarily attributable to the increase of the loan from ScanE. On March 22, 2006, the loan from ScanE was increased from CHF969,470 ($861,248) to CHF1,469,470 ($1,305,430). On August 28, 2007, we repaid ScanE $444,182 in principal and $31,284 in interest.

Interest income for the year ended December 31, 2007 was $177,650 as compared to $19,384 for the year ended December 31, 2006. The interest income earned in the year ended December 31, 2007 was due to increased time deposits received during the second half of 2007.

Foreign exchange gain for the year ended December 31, 2007 was $302,803 as compared to $55,281 for the year ended December 31, 2006.

Liquidity and Capital Resources

Our principal cash requirements are for operating expenses, including consulting, accounting and legal costs, staff costs, and accounts payable.

As of September 30, 2008, we had working capital of $807,756 compared to $1,558,361 as of September 30, 2007, and our cash and cash equivalents decreased to $1,256,972 as of September 30, 2008 compared to $3,526,273 as of September 30, 2007. This decrease in working capital is the result partially of increased billings in excess of cost and estimated earnings and accounts payable over the comparable periods. The decrease in available cash and cash equivalents is attributable to repayment of short-term loans.

As of September 30, 2008, we had accounts payable of $1,073,840 compared to $3,711,775 as of December 31, 2007. This large decrease is the result of amounts paid to creditors for construction costs relating to our manufacturing facility. We made these payments utilizing loan proceeds received from BCGE and ScanE.

At September 30, 2008, we had short-term debt in the amount of $0 compared to $6,147,728 as of December 31, 2007.

We currently have several loans outstanding with ScanE. The first such loan in the amount of up to $911,810 was made on November 3, 2003 and carries a principal balance of $883,972. The loan bears interest at 4%. Although the loan matured on March 31, 2008, we filed a request on April 2, 2008 with ScanE to renew the loan for a period of 24 months on the same terms and conditions. On May 19, 2008, ScanE granted our request that the loan be extended for a period of 24 months on the same terms and conditions. The new maturity date for the loan is March 31, 2010.

On January 21, 2004, we obtained a CHF1 million ($911,810) credit facility from ScanE to finance the construction of our new manufacturing facility. Release of the loan proceeds was contingent upon our satisfying certain conditions precedent, which we did as of November 13, 2007. As of January 8, 2008, we had utilized the full amount of this loan, which bears a fixed annual interest rate of 4%.

A new six month credit facility of CHF4,500,000 ($4,103,144) was signed on September 18, 2007 with ScanE. The loan bears interest at 5%. The proceeds were received on October 1, 2007 and were to be reimbursed on March 17, 2008. ScanE extended the loan under the existing loan agreement until June 20, 2008. On June 20, 2008, we announced the sale of our Solar Plant on the roof of its manufacturing facility.  We received substantially all of the proceeds from this sale on June 30, 2008 and used a portion of the proceeds to reimburse the CHF4,500,000 loan in full as of July 2, 2008.

SES Switzerland also has a revolving credit line with UBS in the principal amount of CHF3,000,000 ($2,735,429) used mainly to cover short-term cash needs. The revolving credit line was secured by short-term deposits denominated in US dollars with UBS, amounting to $3,155,000. The credit line bears interest at 4.75%. On August 13, 2008, $3,000,000 of the short-term deposit was used to offset the credit line. The balance of the credit facility was CHF0 ($0) as of September 30, 2008 and CHF1,450,764 ($1,288,815) as of December 31, 2007.

SES Switzerland also has a Construction Credit Agreement with BCGE dated December 20, 2006 in the amount of $4,376,687 (CHF4.8 million), which is intended for financing the construction of our new manufacturing facility. The loan was amended on November 13, 2007 and increased from CHF4.8 million to CHF8.5 million ($7,750,383). The amended loan amount must be drawn down no later than the date of completion of the construction or December 11, 2008. We used $6,243,107 (CHF6,846,938) of this financing as of September 30, 2008, and $7,563 (CHF8,513) as of December 31, 2007. The loan bears interest at a rate of 3.75% and is secured by a second lien exclusive mortgage certificate of CHF9,000,000 ($8,206,288) on the manufacturing facility.

Our ability to meet our financial commitments in the near term will be primarily dependent upon continued revenue from the sale of our manufactured solar panels or modules, when available, and solar tiles and the related engineering services required to design and install the same and the continued extension of credit from existing or new lenders.

Management believes that our cash and cash equivalents, cash provided by operating activities, and cash available from existing loans will be sufficient to meet our working capital requirements for the next twelve months. If our future revenues do not increase significantly to a level sufficient to cover our net losses, if any, we will continue to need to raise additional funds to expand our operations. In addition, we may need to raise additional funds sooner than anticipated to respond to competitive pressures, to develop new or enhanced products or services, to fund our expansion or to make acquisitions. We may not be able to find financing on acceptable terms or at all.

Operating Activities

Net cash used in operating activities was $1,204,541 for the nine months ended September 30, 2008 compared to $647,357 of net cash used in operating activities for the nine months ended September 30, 2007. In local currency, use of funds for operating activities was larger during this period compared to the same period in 2007. However, exchange rate volatility has greatly offset the difference. Billings in excess of cost and estimated earnings increased by $393,424 due to advances received for new projects. Additionally, inventory of our new PV SwissTile® products increased by $1,182,401. Operating activities also include a net gain of $1,185,704 from the sale of the Solar Plant.

Net cash used in operating activities was $1,320,685 for the year ended December 31, 2007, as compared to $1,781,847 of net cash used in operating activities for the year ended December 31, 2006. The net cash provided from operating activities was mainly attributable to increased billings in excess of cost and estimated earnings ($350,407) and deferred expenses ($240,000) and negatively influenced by increased other current assets of $393,932 and the increased net loss from $1,239,507 in 2007 to $1,524,054 in 2006. The net cash used in 2006 in operating activities was mainly attributable to consultant fees, salaries, rents, and other general and administrative expenses.

Investing Activities

Net cash used in investing activities was $2,719,153 during the nine months ended September 30, 2008 as compared to $2,286,677 used in investing activities during the nine months ended September 30, 2007. The increase in investing activities is mostly due to investments for the construction of our manufacturing plant. Net cash is comprised of cash received from the sale of the Solar Plant for $5,065,460 and the use of cash to pay creditors for the construction of the building and plant in the amount of $7,784,613.

Net cash used in investing activities was $5,630,316 during the year ended December 31, 2007, as compared to ($17,443) provided in investing activities during the year ended December 31, 2006. The increase in investing activities was mostly due to investments for the construction of the manufacturing plant, Solar Plant and advances on machinery.

During the remainder of 2008 and the first half of 2009, management anticipates total capital expenditures of approximately $18 million for the new manufacturing facility, of which we have already financed $10.5 million, and $3.5 million for the assembly line and related machinery. In addition, we may require during the next 12 months up to an additional $11 million to finance the purchase of raw materials to be used in the production of 2 megawatts of solar tiles.

 Financing Activities

Net cash provided by financing activities was $1,787,766 for the nine months ended September 30, 2008 as compared to $543,067 for the nine months ended September 30, 2007. The increase in financing activities is due to bank loans granted to build the new plant from BCGE and ScanE. During 2008, the amount represents a net financing between use of bank loans for $3,161,756 and the reimbursement of our line of credit with UBS for $1,373,990.

Net cash provided by financing activities was $4,554,347 for the year ended December 31, 2007, as compared to financing activities which provided cash of $8,011,229 for the year ended December 31, 2006. The cash received in 2007 was mainly the result of proceeds of loans used for current operating expenses and building of the solar plant. The cash received in 2006 was mostly due to proceeds from the issuance of common stock net of finder’s fees in the amount of $7,662,431 and a new bank loan ($399,280), less a repayment of a loan of $50,482.

Off-Balance Sheet Arrangements

We have no outstanding derivative financial instruments, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

At September 30, 2008, we had an outstanding purchase order of EUR448,600 ($648,169), using the exchange rate of 0.6921 as of  September 30, 2008, for the future construction of a new machine to be used in the new manufacturing plant for solar modules production. We made an advance of EUR269,160 ($388,901) for the purchase of this machine. The balance due will be paid upon delivery of the machine.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Our officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

As of the date of this prospectus, our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position with our Company	Age	Date First Elected or Appointed

Jean-Christophe Hadorn	Chief Executive Officer and Director	53	September 27, 2006

Sandrine Crisafulli	Chief Financial Officer and Chief Operating Officer	50	September 27, 2006

Daniel Erné	Director	53	September 27, 2006

Christiane Erné	Director	55	September 27, 2006

Michael D. Noonan	Director	50	September 27, 2006

Biographies of our directors and executive officers are as follows:

Jean-Christophe Hadorn

Mr. Hadorn received his masters degree in Civil Engineering from the Swiss Federal Institute of Technology in Lausanne in 1979 and his MBA from HEC University of Lausanne in 1998. From 1979 to 1981, Mr. Hadorn worked as a researcher at the Institute for Energy Production (IPEN) within the Swiss Federal Institute of Technology in Lausanne, Switzerland on large scale storage of solar heat in deep aquifers. From 1981 to 1985, Mr. Hadorn worked as a project engineer for SORANE SA, a solar energy and engineering company in Switzerland, where he advised architects and designed energy concepts for buildings and industry. Mr. Hadorn worked from 1986 to 1995 as a project leader with BSI Engineering, a consulting company in energy and information technology in Switzerland, on a geographical information system software product for the design and management of energy networks as principal developer of software, code named HyperBird. Since 1999, Mr. Hadorn has worked as an independent energy consultant, and as the CEO of BASE Consultants SA, Geneva, a strategy and management consulting company which advises public and private businesses. Since 1985, Mr. Hadorn has been appointed as a leader for national solar energy and heat storage research programs by the Swiss government and from 2003 to 2005 was asked by the French government to set up the National Institute of Solar Energy in France. Mr. Hadorn has participated in several International Energy Agency (IEA) Tasks within the Solar Heating and Cooling Program (Task 7, Task 26, and Task 32 which he will lead as an Operating Agent until 2007). Mr. Hadorn also serves as director of our wholly-owned subsidiary, SES Switzerland.

Sandrine Crisafulli

Ms. Crisafulli has been our chief financial officer and chief operating officer since 2001. Ms. Crisafulli received a certificate of commerce in commercial studies from Lemania College in Lausanne, Switzerland. She has experience in financial and administrative management having served as administrative director and finance chief at N.E. Achille, a retail company, from 1995 until 2001.

Daniel Erné

Mr. Erné has more than 25 years of experience in international trade having worked as a consultant for the Conseil Général of the Haute Savoie Department, France; Breitling, a Swiss watch manufacturing company; BMS Automotives Ltd., a United Kingdom design, engineering and turnkey supplier of automotive manufacturing plants and a car import company; Casino Ruhl, a French casino; and several hotel groups. In addition, Mr. Erné manages several different private car, retail, security and hotel companies in France and acts as a consultant to companies engaged in international trading, including Securiguard since 2000. Mr. Erné’s prior consulting engagements include Daniel.L (1980-1992), a restructuring and new market developments company and Delta Automobiles (1992-1999), a car retailer and a solar car development company. Mr. Erné is married to Christiane Erné.

Christiane Erné

Ms. Erné worked in public relations and then as hotel director for Societe d’Exploitation et Gestion Hoteliere from 1981 to 1984. Since 2001, Ms. Erné has been active in the development of renewable energies and associated technologies through Société d’Energie Solaire. Ms. Erné received a diploma in economics from the University of Geneva in 1974. Ms. Erné is married to Daniel Erné.

Michael D. Noonan

Mr. Noonan has more than 15 years of investor relations, corporate finance and corporate governance experience. Mr. Noonan has served since 2005 as the Vice President, Corporate and a director of Sky Petroleum, Inc., an oil and gas company quoted on the OTC Bulletin Board. He currently serves as its interim CFO. Prior to joining Sky Petroleum, Mr. Noonan worked for Forgent Networks, an intellectual property and software company from 2002 to 2006, where he last served as the Senior Director of Investor Relations. Prior to working at Forgent Networks, Mr. Noonan was employed from 2000 to 2002 by Pierpont Communications, an investor and public relations firm, where he was a Senior Vice President. Mr. Noonan also served from 1999 to 2000 as director of investor relations and corporate communications at Integrated Electrical Services, an electrical services company, and manager of investor relations and public affairs for Sterling Chemicals from 1997 to 1999, a manufacturer of commodity chemicals. Mr. Noonan received an MBA from Athabasca University in Alberta, Canada in 1999; a Bachelor of Arts degree in Business Administration and Economics from Simon Fraser University in British Columbia, Canada in 1986; and an Executive Juris Doctorate from Concord School of Law in Los Angeles, California in 2006.

Committees of the Board

All proceedings of our board of directors are conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Delaware and the bylaws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

Our company does not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors. The board of directors believes that given the early stage of our development a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our chief executive officer.

Audit Committee Financial Expert

Our board of directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our board of directors does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committees can be adequately performed by our board of directors. In addition, we believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Director Independence

Our board of directors has determined that Michael D. Noonan is “independent” as such term is defined by FINRA Rule 4200(a)(15).

Family Relationships

Except for Daniel Erné and Christiane Erné, who are husband and wife, there are no family relationships between any of our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our named executive officers for services rendered to us for the years ended December 31, 2007 and 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Jean-Christophe Hadorn(2)	2007	—	—	—	103,599	(1)	103,599
Chief Executive Officer	2006	—	—	—	95,827	(1)	95,827

Sandrine Crisafulli(2)	2007	108,450	—	—	—		108,450
Chief Financial Officer and Chief Operating Officer	2006	25,957					25,957

(1)
We have a one-year consulting agreement with Base Consulting pursuant to which Base Consulting provides us with strategic, managerial, marketing and business development leadership. The services provided by Base Consulting are performed by Mr. Hadorn, our chief executive officer. Mr. Hadorn contributes approximately 20 hours per week to our affairs. Other than pursuant to this consulting agreement, we do not compensate Mr. Hadorn in his capacity as chief executive officer.

(2)
Ms. Crisafulli and Base Consulting are paid in Swiss Francs. The dollar figures for 2007 were calculated using the average exchange rate of CHF 1.19870 for the fiscal year ended 2007. The dollar figures for 2006 were calculated using the exchange rate of CHF 1.25225 for the fiscal year ended 2006.

Stock Option Plan

We do not have a stock option plan in favor of any director, officer, consultant or employee.

Stock Options/Stock Awards

We have not granted any options or stock awards during our prior fiscal year, either before or after the reverse merger.

Director Compensation

Director Compensation During Fiscal Year 2007

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jean-Christophe Hadorn	8,342	0	8,342

Daniel Erné	108,450	0	108,450

We did not pay fees or other cash compensation for services rendered by our directors during the fiscal year ended December 31, 2007 other than to Messrs. Hadorn and Erné. The amount paid to Mr. Hadorn was for services rendered in his capacity as a director of SES Switzerland and is included in the $103,598 reported in the Summary Compensation Table above. The amount paid to Mr. Erné was for services rendered pursuant to a consulting agreement, as described below. We have no current plans to compensate our directors in their capacities as such in the future. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attending board meetings. The dollar figures for 2007 were calculated using the average exchange rate in effect for the fiscal year 2007 (CHF 1.19870).

Employment Agreements

SES Switzerland entered into an employment agreement with Sandrine Crisafulli dated September 14, 2006. Pursuant to the terms of the agreement, Ms. Crisafulli receives an annual salary of $108,450. The term of the agreement is five (5) years. If Ms. Crisafulli’s employment is terminated without cause, we are obligated to pay her an amount equal to two years’ salary for each completed three years of service.

SES Switzerland entered into a consulting agreement with Daniel Erné dated October 3, 2006. Pursuant to this agreement, Mr. Erné assists with our day-to-day managerial and operating activities, including serving as a consultant with respect to financing opportunities, budgetary matters, and oversight of construction on our new manufacturing facility. Mr. Erné contributes at least 40 hours per week to our affairs. Mr. Erné receives an annual salary of $108,450 in consideration for these management consulting services. Mr. Erné is the husband of Christiane Erné, a principal stockholder as well as a director of our company and SES Switzerland.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned as of the date of this prospectus for (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a beneficial owner of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of the date of this prospectus, we had approximately 73,081,168 shares of common stock issued and outstanding.

Unless otherwise indicated, the address for person listed below is c/o SES Solar Inc., 129 Route de Saint-Julien, Plan-les-Ouates Geneva, Switzerland.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(1)

Christiane Erné	48,286,817	(2)	66.0%

Jean-Christophe Hadorn	2,414,341	(3)	3.30%

Daniel Erné	48,286,817	(4)	66.0%

Michael D. Noonan	Nil		Nil

Sandrine Crisafulli	Nil		Nil

SG Private Banking (Suisse) S.A. Avenue de Rumine 20 Case Postale 220 Ch-1001 Lausanne, Switzerland	6,779,167		9.28%

Directors and Executive Officers as a Group (5 persons)	48,286,817		66.0%

(1)
Based on 73,081,168 shares of common stock issued and outstanding as of the date of this prospectus. Except as otherwise indicated, we believe that the owners of the common stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)
Includes 4,828,682 shares of common stock, of which 2,414,341 were transferred to each of Claudia Rey and Jean-Christophe Hadorn pursuant to a voting trust agreement entered into with Ms. Erné dated February 22, 2006. The terms of the voting trust agreement stipulate that Ms. Rey and Mr. Hadorn will vote their shares in accordance with Ms. Erné’s instructions. Ms. Erné also has a right of preemption with respect to the subject shares. As a result of her voting power over these shares, Ms. Erné may be deemed to beneficially own the 4,828,682 shares of common stock transferred to each of Ms. Rey and Mr. Hadorn. Of the shares beneficially owned by Ms. Erné, 10,000,000 are held in escrow as security for repayment of a loan made by ScanE to SES Switzerland. See “Certain Relationships and Related Party Transactions – Canton Geneva Escrow Agreement.”

(3)	As described in footnote (2), the shares held by Mr. Hadorn were transferred to him by Ms. Erné pursuant to a voting trust agreement dated February 22, 2006.

(4)	Daniel Erné is the husband of Christiane Erné and therefore may be deemed to beneficially own the shares held by his wife. Mr. Erné expressly disclaims ownership over these shares.

Changes in Control

We are unaware of any contract or other arrangement or provision of our Articles or Bylaws the operation of which may at a subsequent date result in a change of control of our company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as set forth below, there have been no material transactions, series of similar transactions or currently proposed transactions during 2007, or subsequent thereto, to which we or our wholly owned subsidiaries were or are to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons, had a direct or indirect material interest. We believe each of the following related party transactions are on terms at least as favorable as would be available from unaffiliated parties.

On August 31, 2006, we entered into an arm’s-length negotiated share exchange agreement with SES Switzerland and the stockholders thereof, namely Christiane Erné, Jean-Christophe Hadorn, and Claudia Rey, whereby we agreed to acquire SES Switzerland. The closing of the transactions contemplated by the share exchange agreement and the acquisition of all of the issued and outstanding common stock of SES Switzerland occurred on September 27, 2006. In accordance with the terms of the share exchange agreement, we issued a total of 48,286,817 shares of common stock to the former stockholders of SES Switzerland (Christiane Erné – 43,458,135 shares; Jean-Christophe Hadorn – 2,414,341 shares; Claudia Rey – 2,414,341 shares) in exchange for the acquisition by us of all 39,500 issued and outstanding common shares of SES Switzerland on the basis of 1,222.451 shares of our common stock for every one share of common stock of SES Switzerland. The terms of the share exchange agreement also stipulated that we and the former stockholders of SES Switzerland enter into the following escrow agreements: (1) the Canton Geneva Escrow Agreement; (2) the Credit Line Escrow Agreement; and (3) the Long Term Escrow Agreement.

Canton Geneva Escrow Agreement

In connection with the closing of the share exchange agreement, we entered into the Canton Geneva Escrow Agreement dated September 15, 2006 with Christiane Erné, Jean-Christophe Hadorn, Claudia Rey, and ScanE. Pursuant to the terms of the Canton Geneva Escrow Agreement, the parties agreed to escrow 10,000,000 of the 48,286,817 shares of common stock issued to Christiane Erné (9,000,000 shares), Jean-Christophe Hadorn (500,000 shares) and Claudia Rey (500,000 shares) in connection with the merger in order to secure partial repayment of a loan dated November 3, 2003 by ScanE to SES Switzerland. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” The 10,000,000 shares of common stock are to be delivered from escrow as follows:

(a)	upon repayment of the loan to ScanE:

(i) if within two years from the closing of the share exchange agreement, to the escrow agent under the Long Term Escrow Agreement (as discussed below), or

(ii) if after two years from the closing of the share exchange agreement, to Christiane Erné, Jean-Christophe Hadorn and Claudia Rey; or

(b)	upon default of the loan, to ScanE.

As of the date of this prospectus, the loan, which matures March 31, 2010, remains outstanding and the 10,000,000 shares remain in escrow.

Credit Line Escrow Agreement

Also in connection with the closing of the share exchange agreement, we entered into the Credit Line Escrow Agreement dated September 1, 2006, as amended October 27, 2006 and November 30, 2006, with Christiane Erné, Jean-Christophe Hadorn, and Claudia Rey. Pursuant to the terms of the Credit Line Escrow Agreement, the parties agreed to escrow 24,143,410 of the 48,286,817 shares of common stock issued in the merger to Christiane Erné (21,729,068 shares), Jean-Christophe Hadorn (1,207,171 shares) and Claudia Rey (1,207,171 shares). The 24,143,410 shares of common stock are to be delivered from escrow as follows:

(a)
into a subsequent escrow in accordance with the terms of the Long Term Escrow Agreement (as described below) if our company receives financing of at least CHF12 million on or before November 30, 2007; or

(b)	to us for immediate cancellation if we do not receive financing of at least CHF 12 million on or before November 30, 2007.

On September 18, 2007, we entered into a loan agreement with ScanE in the principal amount of $3.9 million (CHF 4.5 million). On November 13, 2007, we entered into an amended agreement with BGCE whereby our Construction Credit Agreement dated December 20, 2006 was increased from $4.1 million (CHF 4.8 million) to $7.6 million (CHF 8.5 million). As a result of these financings, and in combination with our other available financing arrangements, we obtained financing in excess of the amount required to satisfy the Credit Line Escrow Agreement and the 24,143,410 shares of common stock were transferred from the Credit Line Escrow to the Long Term Escrow.

Long Term Escrow Agreement

In connection with the closing of the share exchange agreement, we also entered into the Long Term Escrow Agreement dated September 1, 2006 with Christiane Erné, Jean-Christophe Hadorn, and Claudia Rey. Pursuant to the terms of the Long Term Escrow Agreement, we agreed to escrow all shares not otherwise escrowed under either the Credit Line Escrow Agreement or the Canton Geneva Escrow Agreement until September 27, 2008, the second anniversary of the closing of the share exchange agreement. As such, 38,286,817 of the shares of common stock (which amount includes the 24,143,410 shares previously escrowed pursuant to the Credit Line Escrow Agreement) that were issued to Christiane Erné, Jean-Christophe Hadorn, and Claudia Rey in the merger have been released from escrow and returned to the respective stockholders.

Other Related Transactions

SES Switzerland entered into a consulting agreement with Flannel Management dated October 1, 2006. Flannel Management receives a monthly consulting fee of $16,685, calculated based on the exchange rate of CHF 1.19870 as in effect on December 31, 2007. The contract is for a guaranteed 10-year term and if earlier terminated, we must pay the consulting fee for the full term. Flannel Management’s consulting services are rendered by Philippe Crisafulli, the husband of Sandrine Crisafulli, our chief operating officer and chief financial officer. Pursuant to this agreement, Flannel Management, through Mr. Crisafulli, provides us with the research and development, production, manufacturing and operational support necessary to bring our new manufacturing facility and solar products into production. During the fiscal year ended December 31, 2007, we paid $200,217 to Flannel Management.

On December 20, 2006, SES Switzerland executed a construction loan with Christiane Erné, one of our directors and our majority stockholder, to enable SES Switzerland to commence construction of our new manufacturing facility in Geneva, Switzerland. The loan was in the amount of $2,205,090, carried an interest rate of 4.5% and had a two year term. The proceeds of the loan could only be utilized once construction had commenced (July 2007). On November 13, 2007, we increased our Construction Credit Agreement with BCGE from CHF 4.8 million to CHF 8.5 million. As a result of this increase, the construction loan with Ms. Erné, which had never been utilized, was no longer required and the parties mutually agreed to terminate the loan as of November 26, 2007.

In June 2003, Ms. Erné contracted with us for the purchase and installation of solar tiles on a private residence. This agreement was oral and there are no stated payment terms other than that payment be received in full upon completion of the contract, which we do not expect to occur until the solar tiles manufactured at our new facility have been installed. The contract amount was approximately $189,000 at the exchange rate of CHF 1.0 as of June 2, 2003. As of the fiscal year ended 2007, we have recorded a receivable from a related party in the amount of $84,938. The remaining balance is included under “Billings in excess of cost and estimated earnings.”

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to a total of 4,726,370 shares of common stock by the selling stockholders.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Each selling stockholder’s percentage of ownership in the following table is based upon 73,081,168 shares of common stock outstanding as of November 13, 2008.

Except as noted, none of the selling stockholders has held a position as an officer or director of our company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Unless otherwise specified in the footnotes to the table below, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. To the Company’s knowledge, none of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer.

Name of Selling Stockholder	Common Stock Beneficially Owned Before the Offering (1)	Shares Offered Hereby	Common Stock Beneficially Owned After the Offering (2)	Percentage of Shares Beneficially Owned After the Offering
Kenneth Sam(3)	6,250	3,125	3,125	*
Kenneth Silverman(3)	31,250	15,625	15,625	*
Nite Capital LP(3)(7)	187,500	93,750	93,750	*
Evolution Master Fund(3)(8)	125,000	62,500	62,500	*
Bank Julius Baer and Co. Ltd.(4)(9)	187,600	93,800	93,800	*
SG Private Banking (Suisse) S.A.(4)(5)(10)	6,223,612	2,834,028	3,389,584	4.6
Frederick H. Drury(4)	15,625	15,625	0	*
Craig Ivany(4)	6,250	6,250	0	*
Judson Rich(4)	5,000	2,500	2,500	*
Merle Lelievre-Parsons(4)	60,000	30,000	30,000	*
Randall Shaw(4)	10,000	5,000	5,000	*
Charles A. DePape(4)	5,000	2,500	2,500	*
Lee Yule Investments(4)(11)	9,375	9,375	0	*
Neil Cunningham(4)	15,000	7,500	7,500	*
Tough Equities Inc.(4)(12)	6,250	3,125	3,125	*
Grazia Bernard(4)	80,000	40,000	40,000	*
Dorothy Cameron(4)	120,000	60,000	60,000	*
ADFI Holding Limited(4)(13)	375,000	187,500	187,500	*
Accelera Private Equity II Limited (4)(14)	87,500	87,500	0	*
Rodric Marketing Inc.(5)	277,778	138,889	138,889	*
SIF Investment Company Ltd.(5)(15)	555,556	277,778	277,778	*
Lansing Securities Corp.(5)(6)	1,500,000	750,000	750,000	*
Total	9,889,546	4,726,370	5,163,176	4.6
* Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered hereby are sold. Based on 73,081,168 common shares issued and outstanding as of November 13, 2008.

(3)
The selling security holders acquired their respective shares by way of a private placement completed on September 27, 2006. The shares were issued at an offering price of $0.80 per share for gross offering proceeds of $280,000. We issued the shares in reliance on Rule 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act.

(4)
The selling security holders acquired their respective shares by way of a private placement completed on September 27, 2006. The shares were issued at an offering price of $0.80 per share for gross offering proceeds of $3,701,080 in offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act. We are subject to Category 3 of Rule 903 of Regulation S and, accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

(5)
The selling security holders acquired their respective shares by way of a private placement completed on November 22, 2006. The shares were issued at an offering price of $0.90 per share for gross offering proceeds of $3,690,000 in offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act. We are subject to Category 3 of Rule 903 of Regulation S and, accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

(6)
Represents shares of common stock issuable upon exercise of common share purchase warrants issued to Lansing Securities as finder’s fees in connection with the private placement on November 22, 2006. Each common share purchase warrant is exercisable until November 22, 2010 at an exercise price of $0.90 per share. The natural persons having voting and/or dispositive power over these shares are Jose E. Silva, Marta Diaz de Saavedra and Dianeth de Ospino.

(7)	The natural person having voting and/or dispositive power over these shares is Mr. Keith Goodman.

(8)
Evolution Capital Management, LLC, is the investment advisor to Evolution Master Fund Ltd. SPC, Segregated Portfolio M. Mr. Michael Lerch, as Chief Investment Officer of Evolution Capital Management, LLC, holds voting and investment discretion of the securities being offered.

(9)	The natural person having voting and/or dispositive power over these shares is Mr. U. Mettler.

(10)	The natural person having voting and/or dispositive power over these shares is Mr. P. Davet Mandatory.

(11)	The natural person having voting and/or dispositive power over these shares is Mr. Lee Yule.

(12)	The natural person having voting and/or dispositive power over these shares is Mr. Barry Tough.

(13)	The natural person having voting and/or dispositive power over these shares is Donat P. Marxer.

(14)	The natural person having voting and/or dispositive power over these shares is Mr. Dennis Kam.

(15)	The natural persons having voting and/or dispositive power over these shares are Messrs. N. Peter Ruys and Matthias Jenzer.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling stockholders. Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,
•	an exchange distribution in accordance with the rules of the applicable exchange,
•	privately negotiated transactions,
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,
•	a combination of any such methods of sale, or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, but we will not receive any proceeds from the sale of the common stock by the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have not been advised by any selling stockholder that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock or that there is an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. The selling stockholders will be responsible for their respective compliance with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Transfer of our common stock may be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state law restrictions upon the ability of investors to sell the securities and of purchasers to purchase them. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

As a public reporting company, we have the benefit of the “Exchange Act exemption,” and we have received a listing in Standard and Poor’s Blue Sky Listing Program, which provides us with exemptions in up to 44 states that have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by the selling stockholders named in this registration statement. In these states, so long as we maintain our listing in Standard and Poor’s Blue Sky Listing Program, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states include: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Secondary trading can occur in these states without any further action.

We do not intend to qualify the securities being registered in this offering for resale in any other states which require shares to be qualified before they can be resold. Selling stockholders may contact us to ascertain procedures necessary for compliance with blue sky laws in the applicable states relating to sellers and/or purchasers of our shares of common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., Suite 100 – 1981 East Murray Holladay Road, Salt Lake City, Utah 84117. Telephone: (801) 272-9294; facsimile: (801) 277-3147.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As of November 13, 2008, we had 73,081,168 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Hogan & Hartson LLP.

EXPERTS

The financial statements as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive losses, changes in stockholders’ equity (deficit) and cash flows for the period ended December 31, 2007 and 2006 included in this registration statement, of which this prospectus is a part, have been audited by BDO Visura, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

SES SOLAR INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
 (in $)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS (in $)
Current Assets:
Cash and cash equivalents	1,256,972	3,429,033
Receivables, net of allowance for doubtful accounts of $0 for the periods ended 2008 and 2007	17,144	47,356
Due from related party	87,179	84,938
Inventory	1,486,761	271,794
Other current assets	356,789	639,763
Total current assets	3,204,845	4,472,884
Long-Term Assets:
Deferred expense	0	180,000
Advance payments for machinery	388,901	396,432
Total other long-term assets	388,901	576,432
Property and Equipment, at cost	451,344	437,493
Solar Plant	0	3,785,521
Building construction	10,294,462	5,398,153
Less accumulated depreciation and amortization	(391,481)	(339,014)
Total fixed assets	10,354,325	9,282,153
Total long-term assets	10,743,226	9,858,585

Total assets	13,948,071	14,331,469

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Short-term loan	0	6,147,728
Accounts payable	1,073,840	3,711,775
Billings in excess of cost and estimated earnings	1,323,249	507,044
Total current liabilities	2,397,089	10,366,547
Long-Term Liabilities:
Loan payable	883,972	0
Construction loan	7,154,917	7,563
Total long-term liabilities	8,038,889	7,563
Stockholders' Equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 100,000,000 shares authorized; 73,081,168 shares issued and outstanding	73,081	73,081
Additional paid-in capital	8,050,093	8,050,093
Accumulated other comprehensive income (loss)
Translation adjustment	(484,923)	(395,447)
Year end accumulated deficit	(4,126,158)	(3,770,368)
Total stockholders' equity (deficit)	3,512,093	3,957,359

Total Liabilities and Stockholders' Equity	13,948,071	14,331,469

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in $)

	For the Nine Months
	Ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
Revenue	34,161	1,255,275
Cost of goods sold (exclusive of depreciation shown separately below)	3,092	1,039,496

Costs and Expenses:
Personnel	405,957	263,597

Rent and leases expenses	112,956	99,336
Research & Development	279,539	322,174
Other General & Administrative Expenses	673,163	832,888
Depreciation and amortization	50,829	39,005
Total costs and expenses	1,522,444	1,557,000
Other Income and Expense:
Interest expense	(322,520)	(49,959)
Interest income	46,756	140,096

Foreign exchange gain/(loss)	79,493	162,705
Total other income (loss)	(196,271)	252,842

Income (loss) from continuing operations before taxes	(1,687,646)	(1,088,379)
Income taxes	0	0
Net income (loss) from continuing operations	(1,687,646)	(1,088,379)
Income (loss) from discontinued operations before taxes (Note 9)	1,331,856	0
Income taxes	0	0
Net income (loss) from discontinued operations	1,331,856	0
Net income (loss)	(355,790)	(1,088,379)
Other Comprehensive loss/income:
Translation adjustment	(89,476)	(85,553)
Comprehensive income (loss)	(445,266)	(1,173,932)
Basic and diluted weighted average shares	73,081,168	50,002,908
Basic and diluted net income (loss) per share from continuing operations	(0.023)	(0.022)
Basic and diluted net income (loss) per share from discontinuing operations	0.018	0
Basic and diluted net income (loss) per share	(0.005)	(0.022)

For 2007 amounts have been reclassified to reflect discontinued operations. There was no income or expense from discontinued operations.

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in $)

	Nine Months Ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income (loss)	(355,790)	(1,088,379)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	152,407	39,005
Gain on sale of Solar Plant	(1,185,704)	0
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables, including Due from Related Party	32,678	(20,498)
Inventory	(1,182,401)	0
Other current assets	311,550	(83,374)
Deferred Expenses	180,000	180,000
Increase (decrease) in:
Accounts payable and accrued expenses	8,840	(114,566)
Billings in excess of cost and estimated earnings	833,879	440,455
Net cash used in operating activities	(1,204,541)	(647,357)

Cash Flows from Investing Activities:
Proceeds on sale of Solar Plant	5,065,460	0
Property, plant and equipment	(7,784,613)	(1,916,939)
Advance payments for machinery	0	(369,738)
Net cash used in investing activities	(2,719,153)	(2,286,677)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	8,341,781	(417,035)
Repayment of long-term debt	(6,554,015)	960,102
Net cash provided by financing activities	1,787,766	543,067

Increase (decrease) in cash and cash equivalents	(2,135,928)	(2,390,967)
Effect of exchange rate changes on cash	(36,133)	(99,426)
Cash and cash equivalents, beginning of the quarter	3,429,033	6,016,666
Cash and cash equivalents, end of the quarter	1,256,972	3,526,273
Supplemental cash flow information
Cash paid for interest	322,520	49,959
Supplemental disclosure of non-cash operating and investing activities
Non cash transaction, Property, plants and equipment in account payable	748,924	0

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Organization and Nature of Operations

Organization - SES SOLAR INC. (the “Company,” “SES USA,” “our,” “we” and “us”) is the result of a reverse acquisition accomplished on September 27, 2006 between SES USA, a Delaware company, which had no operations and net assets of $39,069, and Société d’Energie Solaire SA (“SES Switzerland”), a Swiss company. SES USA acquired all of the outstanding shares of SES Switzerland. For accounting purposes, the acquisition has been treated as a recapitalization of SES Switzerland with SES Switzerland as the acquirer (reverse acquisition). SES Switzerland acquired 10,668,000 of SES USA in the transaction. The historical financial statements prior to September 27, 2006 are those of SES Switzerland. The reverse acquisition resulted in a change of control of SES USA, with the former stockholders of SES Switzerland owning approximately 70% of SES USA and SES Switzerland becoming SES USA’s wholly owned subsidiary.

SES Switzerland was formed in 2001 for the purpose of researching, developing, manufacturing and selling innovative products to the solar photovoltaic market. From its inception, SES Switzerland has focused primarily on manufacturing and installing silicon photovoltaic solar cell panels. The principal source of revenue for the Company has been the sale of photovoltaic panels in turn-key installations, manufactured in-house or purchased from subcontractors, to electric utilities, local government agencies and private households.

As of July 31, 2008, the Company formed a new Swiss wholly owned subsidiary, SES Prod SA (“SES Prod”), also located in Geneva. It is expected that in the future, all of the Company’s manufacturing activities now being conducted by SES Switzerland will be conducted by SES Prod. At such time, SES Switzerland’s primary activity will be managing the Company’s manufacturing facility.

2.	Plan of Operations

SES USA, through its wholly owned operating subsidiary, SES Switzerland, has experienced losses from operations and anticipates incurring operating losses in the near future. SES Switzerland has, however, developed and patented a new assembly technology for solar panels that allow higher quality electrical contacts, better performance and reduced manufacturing costs resulting from increased automation processes.

The Company’s current business plan includes the development of a new assembly line based on its proprietary technology and the construction of a manufacturing facility in the suburbs of Geneva, Switzerland to produce solar modules and solar tiles at a lower cost. These activities require the Company to design and manufacture prototype panels, have them approved in accordance with European and other standards, manufacture in series and sell them in the primary markets for solar photovoltaic cells. Costs incurred in manufacturing prototype panels have been expensed as research and development costs.

SES USA does not believe it can achieve profitability until development, implementation, and commercialization of its new products manufactured through the new assembling process are operational.

3.	Basis of Presentation

The consolidated interim financial statements included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. The consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries, SES Switzerland and SES Prod. All significant inter-company accounts and transactions have been eliminated in consolidation.

These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. These consolidated interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007. The Company adheres to the same accounting policies in preparation of its interim financial statements. As permitted under GAAP, interim accounting for certain expenses, including income taxes, are based on full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual income tax rates.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

4.	Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SES Switzerland and SES Prod. All significant inter-company accounts and transactions have been eliminated in the consolidation.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures.  Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results may differ from such estimates.

Foreign Currency Translation - The reporting currency of SES USA is the U.S. dollar ($) whereas SES Switzerland’s functional currency is the Swiss Franc (CHF). The financial statements of SES Switzerland are translated to U.S. dollar equivalents under the current method in accordance with SFAS No. 52, “Foreign Currency Translation.” Assets and liabilities are translated into U.S. dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss). Foreign currency differences from inter-company receivables and payables are recorded as Foreign Exchange Gains/Losses in the Statement of Operations.

The exchange rates used for translating the financial statements are listed below:

	2008	2007
Average Rates	CHF	CHF
	$1.05588	1.19894

	2008	2007
Balance Sheet period-end rates	CHF	CHF
	$1.09672	1.12566

Earnings (Loss) Per Share - Earnings (Loss) per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share.” Basic and diluted loss per share for the nine months ended September 30, 2007 does not include the effects of warrants and is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects, in periods in which they have a dilutive effect, commitments to issue common stock and common stock issuable upon exercise of warrants for periods in which the warrants exercise price is lower than the Company’s average share price for the period. The nine months ended September 30, 2008 also does not include the effect of warrants outstanding for the period because their exercise price exceeded the average price for the three and nine months ended September 30, 2008.

	Nine Months Ended September 30,
	2008	2007
Basic Weighted average shares outstanding	73,081,168	50,002,908
Diluted weighted average shares outstanding	73,081,168	50,002,908

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note: Due to the net loss, the calculation of the effect of common stock equivalents due to issuance of warrants is excluded because of anti-dilution. The number of shares of common stock listed as beneficially owned by one stockholder includes 1,500,000 shares of common stock potentially issuable upon exercise of 1,500,000 common share purchase warrants. Each common share purchase warrant is exercisable until November 22, 2010 at an exercise price of $0.90 per share. As of the September 30, 2008 and December 31, 2007 balance sheet dates, the warrants were not yet exercised. Also, they are not included in the computation of diluted loss per share because their effect was anti-dilutive.

Revenue Recognition - The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). SAB 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller's price to the buyer is fixed and determinable; and (4) collection is reasonably assured.

Revenues and profits from general management of construction-type contracts are recognized on the completed-contract method and therefore when the project is completed. A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Costs in excess of amounts billed are classified as current assets under Work in Progress. Billings in excess of cost are classified under current liabilities as Billings in Excess of Cost and Estimated Earnings. Any anticipated losses on contracts are charged to operations as soon as they are determinable. No unbilled revenue has been recognized so far.

For the nine months ended September 30, 2008 and 2007, the Company has no billed or unbilled amount representing claims or other similar items subject to uncertainty concerning their determination or ultimate realization.

Between January 2008 and June 2008, the Company recognized sales of photovoltaic electricity produced by solar modules on the roof of its new manufacturing facility to a local electricity provider in Geneva. Revenues from such sales were recognized monthly based on the amount of electricity produced. As further explained below, such revenue has ceased due to the sale of the power plant as of June 30, 2008.

Impact of Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R),“Business Combinations.” SFAS 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition-date fair values the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. SFAS 141(R) becomes effective for fiscal periods beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS 141(R).

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value for financial accounting and reporting purposes, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or, in the absence of a principal, the most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the applicable asset or liability.

SFAS No. 157 was effective and adopted by the Company as of January 1, 2008. The provisions of SFAS No. 157 are being applied prospectively. The adoption of SFAS No. 157 did not have a material impact on the Company’ results of operations, cash flows or financial positions. See Note 17 — Fair Value of Financial Assets and Liabilities for additional information regarding the adoption of SFAS No. 157.

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2), which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. The Company has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities. The adoption of FSP FAS 157-2 is not expected to have a material impact on the Company’s results of operations, cash flows or financial positions.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In February 2007, the FASB issued SFAS No. 159,“The Fair Value Option for Financial Assets and Liabilities - including an amendment to FASB Statement No. 115” (SFAS No. 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective for the Company’s fiscal year beginning January 1, 2008. The Company has not adopted the fair value option for its current financial assets or liabilities. Accordingly, the adoption of SFAS No. 159 did not have an impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires that changes in a parent's ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When a change in a parent's ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS No. 160 must be applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which are required to be applied retrospectively for all periods presented. The adoption of SFAS No. 160 will not have a material impact on the Company’s results of operations, cash flows or financial positions; however, it could impact future transactions entered into by the Company.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133" (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for the Company as of January 1, 2009. As SFAS No. 161 provides only disclosure requirements, the adoption of this standard will not have a material impact on the Company’s results of operations, cash flows or financial positions.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

5.	Inventory

Inventory is summarized as follows:

	Nine Months Ended	Twelve Months Ended
	September 30, 2008	December 31, 2007
	$	$
Raw Materials and Others	1,301,803	97,159
Finished Goods	184,958	174,635
Total Inventory	1,486,761	271,794

6.	Borrowings Under Revolving Credit Facility, Short and Long-Term Loans

	Nine Months Ended	Twelve Months Ended
Short-Term Loan	September 30, 2008	December 31, 2007
	$	$
Geneva (Switzerland) State Department of Energy	0	861,248
Geneva (Switzerland) State Department of Energy	0	3,997,665
UBS	0	1,288,815
	0	6,147,728

	Nine Months Ended	Twelve Months Ended
Long-Term Loan	September 30,2008	December 31, 2007
	$	$
Banque Cantonale de Genève	6,243,107	7,563
Geneva (Switzerland) State Department of Energy	1,795,782	0
	8,038,889	7,563

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On November 6, 2003, SES Switzerland received a loan from the Geneva (Switzerland) State Department of Energy (“ScanE”) of up to CHF1,000,000 ($911,810). The loan bears interest at a rate of 4%. SES Switzerland used CHF969,470 ($883,972) of this loan as of September 30, 2008, and CHF969,470 ($861,248) as of December 31, 2007. This loan matured on March 31, 2008. On April 2, 2008, the Company filed a request with ScanE to renew the loan for a period of 24 months on the same terms and conditions. By decision dated May 19, 2008, ScanE accepted the Company’s request that the loan be extended for a period of 24 months on the same terms and conditions. The new maturity date for the loan is March 31, 2010. Pursuant to the Canton Geneva Escrow Agreement dated September 15, 2006, Christiane Ernè, Jean-Christophe Hadorn and Claudia Rey personally pledged 10,000,000 of their issued SES USA common shares as a guarantee for the original loan entered into on November 6, 2003. These shares now serve as a guarantee for the renewed loan dated May 19, 2008. The Company does not currently have any plans to repay the loan before its March 31, 2010 maturity date.

On January 21, 2004, ScanE granted the Company a credit facility of CHF1million ($911,810) to finance the construction of the Company’s new manufacturing facility. Release of these loan proceeds was contingent upon the Company satisfying certain conditions precedent, which were satisfied as of November 13, 2007. As of January 8, 2008, we had utilized the full amount of the loan, which has a fixed annual interest rate of 4%. The loan has a duration of 20 years and is secured by a mortgage certificate of CHF1,000,000 ($911,810) on the manufacturing facility. The loan will be reimbursed in 20-equal annual installments of CHF73,581 (approximately $69,688).

TABLE OF INDEX
SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On September 18, 2007, we signed a six month credit facility for CHF4,500,000 ($4,103,144) with ScanE. The loan bears interest at 5%. The proceeds were received on October 1, 2007 and became due on March 17, 2008. ScanE extended the loan until June 20, 2008 under the same terms and conditions as the existing loan agreement. On June 20, 2008, SES announced the sale of its photovoltaic power station to Services Industriels de Geneve (“SIG”). The Company received substantially all of the proceeds from the sale on June 30, 2008 and used a portion of the proceeds to reimburse this loan in full as of July 2, 2008.

SES Switzerland also had a revolving credit line with UBS in the principal amount of CHF3,000,000 ($2,735,429) used mainly to cover short-term cash needs. The revolving credit line was secured by short-term deposits denominated in US dollars with UBS, amounting to $3,155,000. The credit line bears interest at 4.75%. On August 13, 2008, $ 3,000,000 of the short-term deposit were used to offset the credit line. The balance of the credit facility was CHF0 ($0) as of September 30, 2008 and CHF1,450,764 ($1,288,815) as of December 31, 2007.

SES Switzerland also has a Construction Credit Agreement with Banque Cantonale de Genève (BCGE) dated December 20, 2006 in the amount of CHF4.8 million ($4,376,687), which is used to finance construction of our new manufacturing facility. The loan was amended on November 13, 2007 and increased from CHF4.8 million to CHF8.5 million ($7,750,383). The amended agreement must be drawn down no later than the date of completion of construction on the new manufacturing facility or December 11, 2008. We used CHF6,846,938 ($6,243,107) of the loan as of September 30, 2008 and CHF8,513 ($7,563) as of December 31, 2007. The loan bears interest at a rate of 3.75% and is secured by a second lien exclusive mortgage certificate of CHF9,000,000 ($8,206,288) on the manufacturing facility.

7.	Commitments and Contingencies

Operating Leases - Lease expenses for the nine months ended September 30, 2008 and 2007 were $112,956 and $99,336, respectively.

The following table presents future minimum lease commitments (concerning the lease of a vehicle) under operating leases at September 30, 2008:

Operating Leases
$
2008	4,239
2009	14,192
Thereafter	—
Total	18,431

In addition to the amounts disclosed above, SES Switzerland has an operating lease for its office located at 129 Route de Saint-Julien, Plan-les-Ouates, Switzerland (a suburb of Geneva). The rent is CHF52,572 ($49,790) per year. The initial lease term ended on February 28, 2008. The lease has been renewed with the same conditions for the next 12 months.

SES Switzerland also leases a 1,654 square meter industrial facility in Härkingen, Switzerland. The monthly fixed rent is CHF7,232 (approximately $6,849). The lease has no specific termination date. The lease may be cancelled with six months notice at the end of the month, except for December, which requires an additional month’s notice.

On May 27, 2005, we received authorization from the State of Geneva to build a manufacturing facility on their property in Plan-les-Ouates, Switzerland and we received a lease for the land in February 2007. The lease for use of the land is for 60 years commencing on July 1, 2006.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following are the lease commitments:

Use of Land
$
2008	17,063
2009	68,252
2010	68,252
2011	68,252
2012	68,252
Thereafter	3,651,456
Total	3,941,527

SES Switzerland has no non-cancellable operating leases.

Litigation - The Company is from time to time subject to routine litigation incidental to its business. There is no such litigation currently pending.

Capital Commitments - At September 30, 2008, the Company has an outstanding purchase order of EUR448,600 ($648,169) for the future construction of a new machine to be used in the new plant for solar module production. The Company has made an advance payment of EUR269,160 ($388,901) for the purchase of this machine. The balance due will be paid upon delivery of the machine. At September 30, 2008, the Company signed purchase agreements for the building of the new plant for CHF6,979,077($6,363,591). An advance payment of CHF3,138,500($2,861,715) was made on October 1, 2008, the remaining amount will be paid at the end of the construction planned before year end.

8.	Business Segments

As December 31, 2007, all of the Company’s operations were conducted through its wholly owned subsidiary, SES Switzerland, and were limited to the assembly and installation of photovoltaic panels in Switzerland. Commencing January 2008, the Company began selling electricity produced by its photovoltaic power station (the “Solar Plant”) on the roof of its new manufacturing facility to a local utility in Geneva. As previously reported, the Solar Plant was sold in June 2008. As a result, the Company’s operations are again limited to the assembly and installation of photovoltaic panels.

9.	Discontinued Operations

As noted above, the Company sold its Solar Plant in June 2008. The balance sheet and income statement have been retrospectively adjusted to reflect the effects of discontinued operations. The Company sold photovoltaic electricity produced by the Solar Plant to a local electricity provider in Geneva based on a 20-year contract. This contract was cancelled on June 30, 2008 due to the sale of the Solar Plant. The net income from discontinued operations is from the former electricity producing business segment. The Solar Plant and the six-month credit facility of CHF4.5 million dated September 18, 2007 are the sole assets and liabilities, respectively, that comprise the electricity producing business segment.

The net income from discontinued operations during the nine-month period ended September 30, 2008 was $1,331,856 (gain on disposal of $1,185,704, revenue of $247,730 and expenses of $101,578). No income was recorded for the three-month period ended September 30, 2008. In 2007 there was no income or expense from discontinued operations.

Nine months ended September 30, 2008

Revenue	247,730
Operating expenses	(101,578)
Gain (loss) on sale	1,185,704
Income tax (expense) recovery	-
Net earnings (loss) from discontinued operations	1,331,856

10.	Stockholders' Equity

Common Stock - The Company has 100,000,000 shares of common stock authorized, par value $0.001 per share, and 73,081,168 shares issued and outstanding.

During the nine-month period ended September 30, 2008, no stock purchase warrants were exercised.

SES SOLAR INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Warrant transactions consisted of the following during the quarter ended September 30, 2008.

	Exercisable Warrants	Strike Price ($)
Warrants outstanding as of December 31, 2007	1,500,000	$0.90
Exercise of warrants	0	0
Warrants outstanding as of September 30, 2008	1,500,000	$0.90

Warrants outstanding expire as follows:

Year	Warrants Expiring	Strike Price ($)
2010	1,500,000	0.90
	1,500,000

The Company granted registration rights to Lansing Securities including the right to include all or any part of the Warrant Shares (the “Registrable Securities”) in the next registration statement and subsequent registration statements that the Company files with the SEC from time to time (the “Registration Statement”) (other than a registration statement on Form S-8 or Form S-4) until all of the Registrable Securities have been duly registered.

On August 31, 2006, SES USA entered into an agreement with Standard Atlantic to advise SES USA and its stockholders in connection with the purchase of all of the shares of SES Switzerland. Pursuant to the terms of a Finder’s Agreement between SES USA and Standard Financial (the “Finder’s Agreement”) the parties agreed to a finder’s fee of $228,000 if a transaction were consummated. The Finder’s Agreement also provided that Standard Atlantic would continue to provide consulting services to the Company for a period of 24 months regarding investor relations matters for a monthly fee of $20,000. The two-year consulting fee was due and was paid to Standard Financial at closing. The Company paid and recorded initially the total amount as deferred expense and amortized the amount over the 24 months of the consulting agreement, which ended on September 2008.

11.	Subsequent Events

Other than as disclosed herein, no major events have occurred since September 30, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
SES Solar Inc.

We have audited the accompanying consolidated balance sheets of SES Solar Inc. (the "Company") as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive losses, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SES Solar Inc. at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the two years in the periods ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Zurich, March 26, 2008

BDO Visura

/s/ Andreas Wyss	/s/ Christian Feller
Andreas Wyss Auditor in Charge	Christian Feller

Swiss Certified Accountant / CPA	Swiss Certified Accountant

SES SOLAR INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
(in $, except per share amounts)

		December 31st 2007	December 31st 2006
ASSETS (in $)
Current Assets:
Cash and cash equivalents	6	3,429,033	6,016,666
Receivables, net of allowance for doubtful accounts of $ 0 for the years ended 2007 and 2006.	7	47,356	10,386
Due from related party	20	84,938	78,386
Inventory	8	271,794	237,275
Other current assets		639,763	203,280
Total current assets		4,472,884	6,545,993

Long-Term Assets:
Deferred Expense	14	180,000	420,000
Advance payments for machinery		396,432	0
Total other long-term assets		576,432	420,000
Property and Equipment, at cost,		437,493	376,837
Solar plant		3,785,521	0
Building construction		5,398,153	219,619
Less accumulated depreciation and amortization		(339,014)	(254,779)

Total fixed assets	9	9,282,153	341,677

Total long-term assets		9,858,585	761,677

Total Assets		14,331,469	7,307,670

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Short-term loan	10	6,147,728	409,920
Accounts payable		3,711,775	329,323
Billings in excess of cost and estimated earnings	11	507,044	123,573
Total current liabilities		10,366,547	862,816
Long-Term Liabilities:
Loan payable	10	0	794,810
Construction loan	10	7,563	0
Total long-term liabilities		7,563	794,810

Stockholders’ Equity:	14
Common stock, $0.001 par value;		73,081	73,081
100,000,000 shares authorized;
73,081,168 shares issued and outstanding;
Additional paid in Capital		8,050,093	8,050,093
Accumulated other comprehensive income (loss)
Translation Adjustment		(395,447)	(226,816)
Year end Accumulated Deficit		(3,770,368)	(2,246,314)
Total stockholders’ equity (deficit)		3,957,359	5,650,044

Total Liabilities and Stockholders’ Equity		14,331,469	7,307,670

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in $, except per share amounts)

		Year Ended December 31, 2007	Year Ended December 31, 2006

Revenue:
Revenue	5, 7	1,344,794	129,275
Cost of goods sold (exclusive of depreciation shown separately below)		(1,104,119)	(95,333)

Costs and Expenses:
Personnel		366,553	184,710
Rent and Leases Expenses	12	135,453	138,163
Research and Development		426,814	151,246
Other G+A		1,141’046	772,149
Depreciation and amortization		59,104	45,090
Total costs and expenses		2,128,970	1,291,358

Other Income and Expense:
Interest expense		(116,212)	(56,757)
Interest income and other	16	177,650	19,384
Foreign Exchange Gain		302,803	55,281
Total Other Income		364,241	17,908

Loss before taxes		(1,524,054)	(1,239,507)
Income taxes	17	0	0
Net Loss		(1,524,054)	(1,239,507)
Other Comprehensive Loss/Income:		0	0
Translation adjustment		(168,631)	(309,709)
Comprehensive loss		(1,692,685)	(1,549,216)

Basic and diluted Weighted Average Shares		55,835,875	30,294,665

Basic and diluted Net Loss Per Share		(0.027)	(0.041)

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
(in $, except per share amounts)

	Common Stock					Accumulated Other Comprehensive Income	Total
	Shares		Amount	Paid-in Capital	Retained Earnings	Translation Adjustment	Shareholders’ Equity

Balance at January 01, 2006	48,286,817		48,287	373,387	(1,006,807)	82,893	(502,240)
Net Loss	0		0	0	(1,239,507)	0	(1,239,507)
Translation Adjustment	0		0	0	0	(309,709)	(309,709)
Shares issued in an offering	5,050,000	b	5,050	1,001,314		0	1,006,364
Shares issued in an offering	4,976,350	c	4,976	3,558,091	0	0	3,563,067
Shares Acquired in the Public shell (Note 14)	10,668,000		10,668	28,401	0	0	39,069
Shares issued in an offering	4,100,001	d	4,100	3,316,900	0	0	3,321,000
Finder’s Fee		b		(228,000)			(228,000)
Net shares activity	24,794,351		24,794	7,676,706	0	0	7,701,500
Balance at December 31, 2006	73,081,168		73,081	8,050,093	(2,246,314)	(226,816)	5,650,044
Net Loss	0		0	0	(1,524,054)	0	(1,524,054)
Translation Adjustment	0		0	0	0	(168,631)	(168,631)
Balance at December 31, 2007	73,081,168		73,081	8,050,093	(3,770,368)	(395,447)	3,957,359

a The number of shares has been retroactively restated to show the correct par value of shares.

b On May 30, 2006, SES USA issued 5,050,000 shares to 3 off-shore investors at an issue price of $0.20 per share for total proceeds of $1,010,000, less a finders fees of $3,636. The issuance of the common shares was made in reliance upon Regulation S and/or Section 4(2) of the Securities Act of 1933 in an offshore transaction to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933). In connection with the reverse acquisition the Company paid a commission of $228,000 to the outside consultant who found the Public shell and arranged this transaction (finder’s fee). This share issuance was contingent upon consummation of the reverse acquisition.

c On September 18, 2006, SES USA issued 4,976,350 additional shares to 19 investors at an issue price of $0.80 per share for total proceeds of $3,981,080, less finders fees $418,013, 4,626,350 of which were issued in reliance upon Regulation S and/or Section 4(2) of the Securities Act of 1933 in an offshore transaction to non-US persons. The remaining 350,000 were issued in accordance with Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 to US investors, each of whom represented that he, she or it was an accredited investor.

d On November 22, 2006, SES USA issued an aggregate of 4,100,001 common shares to three (3) investors at a price of $0.90 per share for gross proceeds of $3,690,000, less finder’s fees of $369,001 pursuant to private placement subscription agreements. The shares were issued in reliance upon Regulation S and/or Section 4(2) of the Securities Act of 1933 by issuing the shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction.

See accompanying summary of accounting policies and the notes to the financial statements.

SES SOLAR INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in $, except per share amounts)

	YEARS ENDED
	December 31st 2007	December 31st 2006
Cash Flows from Operating Activities:
Net loss	(1,524,054)	(1,239,507)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	59,104	45,091
Changes in operating assets and liabilities:	0	0
(Increase) decrease in:
Receivables, including Due from Related Party	(33,902)	223,500
Inventory	(13,791)	0
Other current assets	(393,932)	(185,405)
Deferred Expenses	240,000	(420,000)
Increase (decrease) in:
Accounts payable and accrued expenses	(4,517)	(213,294)
Billings in excess of cost and estimated earnings	350,407	7,768
Net cash provided/used in operating activities	(1,320,685)	(1,781,847)
Cash Flows from Investing Activities:
Property, plants and equipment	(5,260,502)	(146,791)
Advance payments for machinery	(369,814)	0
Net cash Acquired in a reverse Acquisition	0	164,234
Net cash provided/used in investing activities	(5,630,316)	17,443

Cash Flows from Financing Activities:
Repayment/Proceed of loans	3,344,062	(50,482)
Bank loan	1,210,285	399,280
Proceeds from the issuance of common stock, net of finders fees	0	7,662,431
Net cash provided by financing activities	4,554,347	8,011,229
Increase (decrease) in cash and cash equivalents	(2,396,654)	6,246,825
Effect of exchange rate changes on cash	(190,979)	(265,329)
Cash and cash equivalents, beginning of year	6,016,666	35,170
Cash and cash equivalents, end of year	3,429,033	6,016,666
Supplemental Cash Flow Information (21):
Cash paid for interest	116,212	56,757
Supplemental disclosure of non-cash operating and investing activities (21):
Non cash transaction, Property, plants and equipment in accounts payable	3,167,499	0

See accompanying summary of accounting policies and the notes to the financial statements.

1. Organization and Nature of Operations

Organization - SES SOLAR INC., (the “Company”, “SES USA”, “our”, “we” and “us”) is the result of a reverse acquisition accomplished on September 27, 2006 between SES USA, a Delaware company, which had no operations and net assets of $39,069, and Société d’Energie Solaire SA (“SES Switzerland”), a Swiss company. SES USA acquired all of the outstanding shares of SES Switzerland. For accounting purposes, the acquisition has been treated as a recapitalization of SES Switzerland with SES Switzerland as the acquirer (reverse acquisition). SES Switzerland acquired 10,668,000 of SES USA in the transaction. The historical financial statements prior to September 27 are those of SES Switzerland. The reverse acquisition resulted in a change of control of SES USA, with the former stockholders of SES Switzerland owning approximately 70% of SES USA and SES Switzerland becoming SES USA’s wholly owned subsidiary.

SES Switzerland was formed in 2001 for the purpose of researching, developing, manufacturing and selling innovative products to the solar photovoltaic market. From its inception, SES Switzerland has focused primarily on manufacturing and installing silicon photovoltaic solar cells panels. The principal source of revenue for the Company has been the sale of photovoltaic panels in turn-key installations, manufactured in house or purchased from subcontractors, to electric companies, local governmental agencies and private house owners.

In connection with the reverse acquisition accomplished on September 27, 2006, the Company entered into the Credit Line Escrow Agreement dated September 1, 2006, as amended October 27, 2006 and November 30, 2006, with Christiane Erné, Jean-Christophe Hadorn, and Claudia Rey. Pursuant to the terms of the Credit Line Escrow Agreement, the parties agreed to escrow 24,143,410 of the 48,286,817 shares of common stock issued in the merger to Christiane Erné (21,729,068 shares), Jean-Christophe Hadorn (1,207,171 shares) and Claudia Rey (1,207,171 shares). The 24,143,410 shares of common stock are to be delivered from escrow as follows:

(a)
into a subsequent escrow in accordance with the terms of the Long Term Escrow Agreement (as described below) if the Company receives financing of at least $10,660,412 (CHF 12 million) on or before November 30, 2007; or

(b)	to the Company for immediate cancellation if it do not receive financing of at least $10,660,412 (CHF 12 million) on or before November 30, 2007.

On September 18, 2007, we entered into a loan agreement with the Geneva (Switzerland) State Department of Energy (“ScanE”) in the principal amount of $3.9 million (CHF 4.5 million). On November 13, 2007, the Company entered into an amended agreement with Banque Cantonal de Genève whereby our Construction Credit Agreement dated December 20, 2006 was increased from $4.3 million (CHF 4.8 million) to $7.6 million (CHF 8.5 million). As a result these recent financings, and in combination with its other available financing arrangements as discussed in the Liquidity section to Management’s Discussion and Analysis, the Company obtained total financing in excess of the amount required to satisfy the Credit Line Escrow Agreement such that the 24,143,410 shares have been transferred from the Credit Line Escrow to the Long Term Escrow.

SES USA engaged in a second round of financing on November 7, 2006 pursuant to which SES USA issued 4,100,001 shares to third parties resulting in a further dilution of the historical and former shareholders of SES Switzerland to approximately 66%.

2. Future Operations

SES Switzerland has experienced losses from operations and anticipates incurring losses in the near future. SES Switzerland has, however, developed and is in the process of patenting a new assembly technology for solar panels, which the Company believes will allow higher quality electrical contacts, better performance and highly reduced costs resulting from the increased automation processes.

SES Switzerland’s current business plan includes the development of a new assembly line based on its proprietary technology and the construction of a manufacturing facility in the suburbs of Geneva, Switzerland to produce solar panels or modules and solar tiles at a lower cost. These activities require the Company to design and manufacture prototype panels, have them approved in accordance with European and other standards, manufacture in series and sell them in the main markets for solar photovoltaic cells. Costs incurred in manufacturing prototype panels have been expensed as research and development costs.

SES USA does not believe that it can achieve profitability until development; implementation and commercialization of new products manufactured through the new assembling process are operational.

3. Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, SES Switzerland. All significant inter-company accounts and transactions have been eliminated in the consolidation.

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures of the Company.  Although these estimates are based on management’s knowledge of current events and actions that the Company may undertake in the future, actual results may differ from such estimates.

Foreign Currency Translation—The currency of SES USA is the U.S. dollar whereas the wholly owned subsidiary’s functional currency is the Swiss Franc. The financial statements of the Company’s wholly owned subsidiary, SES Switzerland, are translated to U.S. dollar equivalents under the current method in accordance with SFAS No. 52, “Foreign Currency Translation.” Assets and liabilities are translated into U.S. dollar equivalents at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. The cumulative translation adjustment is reported as a component of accumulated other comprehensive income (loss). Foreign currency differences from intercompany receivables and payables are recorded as Foreign Exchange Gains/Losses in the Statement of Operations.

The exchange rates used for translating the financial statements are listed below:

Average Rates	2007	2006
	CHF	CHF
	$1.19870	1.25225

Balance Sheet year-end rates	2007	2006
	CHF	CHF
	$1.12566	1.21975

Cash Equivalents—The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents.

Receivables and Credit Policies— The Company’s accounts receivables primarily consists of trade receivables. Management reviews accounts receivables on a monthly basis to determine if any receivables will potentially be uncollectible. The Company uses estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable and unbilled receivables to their expected net realizable value. The Company estimates the amount of the required allowance by reviewing the status of past-due receivables and analyzing historical bad debt trends. Actual collection experience has not varied significantly from estimates, due primarily to credit policies, collection experience and the Company’s stability as it relates to its current customer base. Receivables consist of revenues billed to customers upon achievement of contractual obligations. Based on the information available, the Company believes its allowance for doubtful accounts as of December 31, 2007 is adequate.

Product Inventory—Product inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method and includes certain charges directly and indirectly incurred in bringing product inventories to the point of sale. Inventory is accounted for at the lower of cost or market, and as a result, write-offs/write-downs occur due to damage, deterioration, obsolescence, changes in prices and other causes.

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using straight-line method over estimated useful lives of 3 to 20 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Warranties—Since the Company’s commencement it has had no warranty claims. The Company’s production was low and components were purchased for photovoltaic installations, all of which have their own warranties. Since the Company has not yet started producing its own photovoltaic cells and warranty claims can be thus exercised against its suppliers, the Company does not believe that discussion of warranties is a critical accounting policy currently, but this may become so in the future.

Revenue Recognition—The Company recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, “Revenue Recognition” (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collection is reasonably assured.

Revenues and profits from general management of construction-type contracts are recognized on the completed-contract method and therefore when the project is completed. A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer. Contract costs include all direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Costs in excess of amounts billed are classified as current assets under Work in Progress. Billings in excess of cost are classified under current liabilities as Billings in Excess of Cost and Estimated Earnings. Any anticipated losses on contracts are charged to operations as soon as they are determinable. No unbilled revenue has been recognized so far.

For the years ended 2007 and 2006, the Company has no billed or unbilled amount representing claims or other similar items subject to uncertainty concerning their determination or ultimate realization. Amounts outstanding as at year end are expected to be collected in 2008.

Income Taxes—The Company follows Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company’s tax basis for assets and liabilities is identical for the financial statements and tax reporting. Accordingly, the only deferred tax position is the benefit with respect to the net operating loss. The Company records a valuation allowance to reduce the deferred tax asset to the amount that is estimated to be more likely than not to be realized.

Comprehensive Income - The Company accounts for comprehensive income according to Statement of Financial Accounting Standards (SFAS) No. 130 “Reporting Comprehensive Income”. Effective for fiscal years beginning after December 15, 1997, FAS 130 states that comprehensive income is net income, plus certain other items that are recorded directly to shareholders’ equity such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities.

Loss Per Share—Loss per share is presented in accordance with the provisions of SFAS No. 128, “Earnings Per Share”. Basic earnings per share does not include the effects of potentially dilutive stock options and is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects, in periods in which they have a dilutive effect, commitments to issue common stock and common stock issuable upon exercise of stock options for periods in which the options’ exercise price is lower than the Company’s average share price for the period. As per an agreement dated September 1, 2006 (as amended), related to the reverse acquisition, the Company is required to obtain additional financing in the amount of CHF12,000,000 ($10,660,412) no later than November 30, 2007 to build a manufacturing plant in Plan-les-Ouates. Otherwise, 24,143,410 escrowed shares will be cancelled. As of September 18, 2007, the Company entered into a loan agreement with the Geneva (Switzerland) State Department of Energy (“ScanE”) in the principal amount of $3.9 million (CHF 4.5 million). On November 13, 2007, the Company entered into an amended agreement with Banque Cantonal de Genève whereby its Construction Credit Agreement dated December 20, 2006 was increased from $4.1 million (CHF 4.8 million) to $7.6 million (CHF 8.5 million). As a result these recent financings, and in combination with its other available financing arrangements, the Company obtained total financing in excess of the amount required to satisfy the Credit Line Escrow Agreement such that the 24,143,410 shares have been transferred from the Credit Line Escrow to the Long Term Escrow (see notes 14). The escrowed shares are included in earnings per share once conditions were met (September 18, 2007).

Stock options of 43,110 were granted to a non-employee, Hogan & Hartson LLP, and outstanding as of June 18, 2007 and are not included in the Earnings per Share. The grant of options was cancelled by mutual agreement on July 18, 2007 without any options being exercised.

	2007	2006
Basic Weighted average shares outstanding	55,835,875	30,294,665
Diluted weighted average shares outstanding	55,835,875	30,294,665

Note: Due to the net loss, the calculation of the effect of common stock equivalents due to issuance of warrants is excluded because of anti-dilution. The number of shares of common stock listed as beneficially owned by one selling stockholder includes 1,500,000 shares of common stock potentially issuable upon exercise of 1,500,000 common share purchase warrants. Each common share purchase warrant is exercisable until November 22, 2010 at an exercise price of $0.90 per share. As of the December 31, 2007 balance sheet date, the warrants were not yet exercised. Also, they are not included in the computation of diluted loss per share because their effect was anti-dilutive.

Long-Lived Assets - Long-lived assets, other than goodwill, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and their eventual disposition is less than their carrying amount. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in the Company’s strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets.

Research and Development Costs—Research and development costs are expensed as incurred. Research and development costs are not disclosed separately in the Notes to the Financial Statements, but are disclosed separately in the Income Statement.

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, inventory, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of the long-term debt is estimated based on anticipated interest rates which management believes would currently be available to the Company for similar issues of debt, taking into account the current credit risk of the Company and the other market factors. The fair value approximates carrying value of the long-term debt.

4. Impact of Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 establishes the minimum threshold for recognizing, and a system for measuring, the benefits of tax-return positions in financial statements. The provisions of FIN 48 were effective for the Company as of January 1, 2007 and required application of FIN 48 to all existing tax positions upon initial adoption. The adoption of the standard had no effect on the Company’s financial condition or results of operation.

The Company has no unrecognized tax benefits as of January 1, 2007 and December 31, 2007. The federal and cantonal tax authorities in Switzerland have assessed that the Company has no income taxes based on the returns that the Company has filed up to and including fiscal year 2006. These assessments are final. Furthermore, the Company does not expect any changes to the tax returns that were filed for the fiscal year 2006 since the Company has generated net losses.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). Companies applying this method will have to identify the acquirer, determine the acquisition date and purchase price and recognize at their acquisition-date fair values the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree. In the case of a bargain purchase the acquirer is required to reevaluate the measurements of the recognized assets and liabilities at the acquisition date and recognize a gain on that date if an excess remains. SFAS 141(R) becomes effective for fiscal periods beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS 141(R).

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value instruments. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative effect adjustment to the opening balance of retained earnings. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company has not determined the effect, if any, the adoption of this statement will have on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS No. 159”) which provides companies an option to report selected financial assets and liabilities at fair value. SFAS No. 159 requires companies to provide information helping financial statement users to understand the effect of a company’s choice to use fair value on its earnings, as well as to display the fair value of the assets and liabilities a company has chosen to use fair value for on the face of the balance sheet. Additionally, SFAS No. 159 establishes presentation and disclosure requirements designed to simplify comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company has not determined the effect, if any, the adoption of this statement will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160,”Noncontrolling Interests in Consolidated Financial Statements” (an Amendment of ARB 51). SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. In addition this statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS 160 becomes effective for fiscal periods beginning after December 15, 2008. The Company is currently evaluating the impact of SFAS 160.

5. Sales Contracts under Completed-Contract Method (CCM)

SES Switzerland enters into contracts for installation of solar cell panels with public or private building owners. The timeframe between the contract’s signature and the connection to the electrical network (grid), being the due date for the contract’s completion, can vary between 6 months and 2 years. SES Switzerland recognizes revenues under the Completed Contract Method (CCM), based on contractual obligations and deliveries. Until completion of the contract, advances from customers and advances to suppliers are recorded separately in the balance sheet.

All sales recognized during the years 2007 and 2006 are project revenues.

6. Cash and Cash Equivalents

	$ (held in CHF)	$ (held in $)	$ (held in EUR)	$ TOTAL 2007	$ TOTAL 2006
Cash on hand	179,046	9,463	85,525	274,033	272,146
Short-term Investments	-	3,155,000	-	3,155,000	5,744,520
Cash and Cash Equivalents	179,046	3,164,463	85,525	3,429,033	6,016,666

Cash and cash equivalents are available to the Company, and there is no restriction or limitation on withdrawal or use of these funds. The Company’s cash equivalents are placed with highly credit rated financial institutions. The carrying amount of these assets approximates their fair value.

7. Accounts Receivable and Significant Customers

At December 31, 2007 and 2006, the Company’s accounts receivable balances were $47,356 and $10,386, respectively. Significant customers are summarized below:

	Receivables
	2007	2006
	$	$
A	11,255	10,386
F	15,771	0
G	20,330	0

Total Accounts Receivable	47,356	10,386

Revenues for 2007 and 2006 were $1,344,794 and $129,275, respectively. Significant customers are summarized below:

	Revenues
	2007	2006
	$	$
A	0	61,508
B	0	50,309
D	1,192,964	0
E	52,023	0
F	89,263	0
Others	10,544	17,458

Total Revenues	1,344,794	129,275

8. Inventory

Inventory is summarized as follows:

	2007	2006
	$	$
Raw Materials and Others	97,159	89,665
Finished Goods	174,635	147,610
Total Inventory	271,794	237,275

9. Property and Equipment

Property and equipment is summarized as follows:

	2007	2006
	$	$
Machinery and equipment	360,887	333,048
Office furniture and equipment	76,606	43,789
Equipment	437,493	376,837
Solar plant	3,785,521	0
Building construction	5,398,153	219,619
Property and equipment	9,621,167	596,456
Less accumulated depreciation and amortization	(339,014)	(254,779)
Property and equipment, net	9,282,153	341,677

Depreciation and amortization expense of property and equipment for the years ended December 31, 2007 and 2006 was $59,104 and $45,090, respectively. The company has defined the following useful lives for fixed assets: Machinery and equipment: 8 years, Office furniture and equipment: 3 (IT equipment) to 5 years (office furniture) Solar plant : 20 years.

10. Borrowings Under Revolving Credit Facility, Short and Long-Term Loan

Short-Term Loan	2007	2006

State Department of Energy Geneva (Switzerland)	861,248	409,920
State Department of Energy Geneva (Switzerland)	3,997,665
UBS	1,288,815
	6,147,728	409,920

Long-Term Loan	2007	2006

Banque Cantonale de Genève	7,563
State Department of Energy Geneva (Switzerland)		794,810
	7,563	794,810

On November 3, 2003, SES Switzerland received a loan from the Geneva (Switzerland) State Department of Energy of up to CHF1,000,000 ($888,370). SES Switzerland used CHF969,470 ($861,248) as at December 31, 2007, and CHF969,470 ($794,810, Long-Term) as at December 31, 2006. The loan is to be repaid on March 31, 2008. The loan bears interest at a rate of 4% p.a. The stockholders, Christiane Erné, Jean-Christophe Hadorn and Claudia Rey, have pledged 10,000,000 issued shares of the Company as a guarantee for the loan. At the moment, the Company does not have any plans to repay the loan before its due date.

SES Switzerland was also granted a loan by the Geneva (Switzerland) State Department of Energy (“ScanE”) in the amount of CHF500,000 ($444,184) on January 21, 2004 with the funds to be available contingent upon SES Switzerland’s meeting certain conditions precedent, which were fulfilled by March 22, 2006. The loan has a term of 18 months and carried an interest rate of 5% p.a. with repayment due on September 21, 2007. On August 28, 2007, CHF500,000 ($444,184) in principal and CHF37,500 ($31,284) of interest were reimbursed.

A new six month credit facility of CHF4,500,000 ($3,997,665) was signed on September 18, 2007 with ScanE. The loan bears interest at 5%. The proceeds were received on October 1, 2007 and will be reimbursed on March 17, 2008. This loan is secured by certain photovoltaic modules purchased by the Company for installation on the roof of the new manufacturing facility as well as by the 10,000,000 shares currently held in escrow.

SES Switzerland also has a revolving credit line with UBS which was increased from CHF100,000 ($88,837) to CHF2,000,000 ($1,776,735) as of September 4, 2007, used mainly to cover short-term cash needs. The credit line is secured by the short term deposits in US dollars with UBS, amounting to $3,155,000 as at December 31, 2007 and has not an expiration date. The credit line bears interest at the rate of 5%. The credit line can be cancelled by either party at any time. The credit facility was used for CHF1,450,764 ($1,288,815) as at December 31, 2007 (0 as at December 31, 2006). As of January 31, 2008, the credit line has been increased to CHF3,000,000 ($2,631,579) and the interest rate has been reduced to 4.75%.

SES Switzerland also has a Construction Credit Agreement with Banque Cantonale de Genève dated December 20, 2006 in the amount of $4,264,165 (CHF 4.8 million), which is intended for financing the construction of our new manufacturing facility. The loan was amended on November 13, 2007 and increased from CHF 4.8 million to CHF 8.5 million ($7,551,126). The amended agreement must be drawn down before the later of completion of the construction or December 11, 2008. As of December 31, 2007, we used $7,563 (CHF8,513) of the credit line as at December 31, 2007 ($0 as at December 31, 2006). The loan bears interest at a rate of 3.5% and is secured by a second lien exclusive mortgage certificate of CHF 9,000,000 ($7,995,309) on the facility.

On December 20, 2006, SES Switzerland signed a construction loan with Ms. Christine Erné, the Company’s principal stockholder, to enable SES Switzerland to commence construction of the new manufacturing facility near Geneva, Switzerland during 2007. The construction loan is in the amount of CHF2,700,000 ($2,398,593). The Company will pay interest at the rate of 4.5% p.a. on used funds. The term of the loan is two years. The funds were to be disbursed as soon as construction has begun; however another credit source has been used instead and the loan facility has been cancelled as at November 26, 2007.

11. Billings in Excess of Cost and Estimated Earnings

Billings in Excess of Cost and Estimated Earnings	2007	2006

Prepayments to suppliers	43,234	448,521
Work in progress	367,960	159,939
Prepayments from customers	(918,238)	(732,033)
	(507,044)	(123,573)

12. Commitments and Contingencies:

Operating Leases - lease expenses for the years ended December 31, 2007 and 2006 were $135,453 and $138,163, respectively.

The following table presents future minimum lease commitments (concerning the lease of a vehicle) under operating leases at December 31, 2007

Operating Leases
2008	14,891
2009	12,501
Thereafter	-
Total	27,392

In addition to the amounts disclosed above, SES Switzerland has an operating lease for its office located at 129 Route de Saint-Julien, Plan-les-Ouates, Switzerland (a suburb of Geneva). The rent is $43,467 (CHF52,104) per year. The initial lease term ended on February 28, 2008. The lease has been renewed with the same conditions for the next 12 months.

SES Switzerland also leases a 1,654 square meter industrial facility in Härkingen, Switzerland. The monthly fixed rent is CHF7,232 (approximately $6,033). The lease has no specific termination date. The lease may be cancelled with six months notice at the end of the month, except for December, which requires an additional month notice.

On May 27, 2005, we received authorization from the State of Geneva to build a manufacturing facility on other property in Plan-les-Ouates, Switzerland and we received a lease for the land in February 2007. The lease for use of the land is for 60 years commencing on July 1, 2006.

The following are the lease commitments.

Use of Land
2008	60,120
2009	60,120
2010	60,120
2011	60,120
2012	60,120
Thereafter	3,216,400
Total	3,517,000

SES Switzerland has no non-cancellable operating leases.

Employment Agreements—As at year end, SES Switzerland employed 3 employees and 2 executive officers. The terms of employment are supplemented by Swiss Commercial Law which requires in case of termination of the contract, a minimum of one month’s paid notice the first year, 2 months paid notice the second year and 3 month’s paid notice of termination thereafter. Mrs. Crisafulli and Mr. Erné have written employment agreements.

Flannel Management sarl has a consulting agreement with SES Switzerland effective October 1, 2006. Flannel Management sarl receives a monthly consulting fee of CHF20,000 ($16,685) (using exchange rate set forth in Note 3 to the Consolidated Financial Statements hereto). The contract is for a 10-year term and if earlier terminated, the Company nevertheless pays the consulting fees for the remainder of the term. One of Flannel Management sarl’s consultants is Philippe Crisafulli, the husband of Sandrine Crisafulli, Chief Financial Officer of SES USA and SES Switzerland.

During the year 2007, Jean-Christophe Hadorn, the CEO, and a stockholder of the Company, invoiced CHF124,182 ($103,598) to SES Switzerland as a consultant, of which CHF22,159 ($18,486) was outstanding at year-end.

Litigation—The Company is from time to time subject to routine litigation incidental to its business. There are no such litigation currently pending.

Capital Commitments—At December 31, 2007, the Company has an outstanding purchase order of EUR448,600 ($660,716) for the future construction of a new machine to be used in the new plant for solar modules production. A letter of credit in the amount of EUR224,300 ($330,358) has been issued by SES Switzerland’s bank as a partial guarantee of payment. There were no charges to the Company by the bank for the letter of credit. The Company has made an advance of EUR269,160 ($396,432) for the purchase of this machine. The balance due will be paid upon delivery of the machine.

13. Business Segments

All of the Company’s operations are conducted through its wholly owned subsidiary SES Switzerland, and are limited to the assembly and installation of photovoltaic panels in Switzerland, which is the only business segment of the Company.

14. Stockholders’ Equity:

Common Stock— The Company has 100,000,000 shares of common stock authorized, par value $0.001 per share, and 73,081,168 shares issued and outstanding.

In May 2006, the Company issued 5,050,000 shares of common stock at a price of $0.20 per share for cash proceeds of $1,006,364, net of issue costs.

On May 15, 2006, the Company entered into a non-binding term sheet with SES Switzerland, to acquire all of the shares of SES Switzerland in consideration of the issuance of shares which will equate to approximately 70% of the issued and outstanding shares at the consummation of the acquisition. In accordance with the share exchange agreement, the Company deposited CHF 1,000,000 ($816,700) of the proceeds from the private placement into the trust account of a Swiss lawyer. The deposited funds were to be transferred into escrow with another Swiss lawyer upon the signing of the share exchange agreement and held until the closing of the agreement. In the event that: (i) SES Switzerland breached the terms of the agreement; (ii) the Company elected to terminate the agreement in its sole discretion; or (iii) the agreement was not signed on or prior to June 15, 2006, the lawyer would release the escrowed funds to the Company. The Company entered into amended letter agreements dated June 15, 2006 and July 15, 2006 to extend the dates of the Letter of Intent. The amount of $816,700 was released from the trust account for the use of SES Switzerland as of October 13, 2006.

On September 18, 2006 the Company issued 4,976,350 shares at $0.80 for net proceeds of $3,563,067. This issuance was contingent upon the signed share purchase agreement with SES Switzerland.

As of September 27, 2006 SES Switzerland acquired all shares (10,668,000) of the public shell in a reverse acquisition. The public shell had net assets of $39,069 of which $164,234 was cash.

On November 22, 2006 the Company issued 4,100,000 shares at $0.90 for gross proceeds of $3,690,000, less finder’s fees of $369,001 pursuant to private placement subscription agreements.

On November 22, 2006, the Company issued warrants to purchase 1,500,000 shares of common stock at an exercise price of $0.90 per share (the “Warrant Shares”). The Warrants expire four (4) years after the date of issuance.

During the year ended December 31, 2007, no stock purchase warrants were exercised.

Warrant transactions consisted of the following during the year ended December 31, 2007:

	Exercisable
	Warrants	Strike Price
Warrants Outstanding As of December 31, 2006	0	$0
Warrants granted as consideration for agent’s fee	1,500,000	$0.90
Exercise of warrants	0	0
Warrants Outstanding As of December 31, 2007	1,500,000	$0.90

Warrants outstanding expire as follows:

	Warrants	Strike
Year	Expiring	Price
2010	1,500,000	$0.90
	1,500,000

The Company granted registration rights to the finder (Lansing Securities) including the right to include all or any part of the Warrant Shares (the “Registrable Securities”) in the next registration statement and subsequent registration statements that the Company files with the SEC from time to time (the “Registration Statement”) (other than a registration statement on Form S-8 or Form S-4) until all of the Registrable Securities have been duly registered.

On August 31, 2006, SES USA entered into an agreement with Standard Atlantic to advise SES USA and its stockholders in connection with the purchase of all of the shares of SES Switzerland.

Pursuant to the terms of a Finder’s Agreement between SES USA and Standard Financial (the “Finder’s Agreement”) the parties agreed to a finder’s fee of $228,000 if a transaction were consummated. The Finder’s Agreement also provided that Standard Atlantic would continue to provide consulting services to the Company for a period of 24 months regarding investor relations matters for a monthly fee of $20,000. The two-year consulting fee was due and was paid to Standard Financial at closing. The Company recorded the total amount as of December 31, 2007, as deferred expense and amortizes the amount over the 24 months of the consulting agreement.

As per the terms of the Credit Line Escrow Agreement dated September 1, 2006 (as amended), related to the reverse acquisition, the Company was required to obtain additional financing in the amount of CHF12,000,000 before November 30, 2007 to build the manufacturing plant in Plan-les-Ouates. Otherwise, 24,143,410 shares of common stock escrowed by Christiane Ernè, Jean-Christophe Hadorn and Claudia Rey will be cancelled. If the Company receives the necessary financing, the escrowed shares are to be delivered to a subsequent escrow pursuant to the Long Term Escrow Agreement dated September 1, 2006. The shares of common stock of the Company held in escrow pursuant to the terms of the Long-Term Escrow Agreement are to be delivered from escrow by the escrow agent on the second anniversary of the closing of the share exchange agreement. As of September 18, 2007, the Company did obtain the necessary financing to satisfy the Credit Line Escrow Agreement, thus the shares were transferred into the Long Term Escrow and are included in earnings per share.

15. Employee Benefit Plans:

SES Switzerland’s employees are enrolled in a mandatory group pension plan with Bâloise Assurances. The pension plan is a defined contribution plan, and payments to the plan are made in equal parts by the employee (through withholding) and the employer. Contributions are based on the age of the employee and vary between 8% and 16%. Total amounts paid by the employer for 2007 were $8,137.

16. Interest Income and other:

Interest income for the year ended December 31, 2007 was $177,650 as compared to $19,384 for the year ended December 31, 2006. The interest income earned in the year ended December 31, 2007, was received from increase time deposits originated by additional funding received during the second semester of 2006.

17. Income Taxes:

The Company’s tax basis for assets and liabilities is identical for the financial statements and tax reporting. Accordingly, the only deferred tax portion is the benefit with respect to the net operating loss. The Company records a valuation allowance to reduce the deferred tax asset to the amount that is estimated to be more likely than not to be realized.

	December 31, 2007	December 31, 2006
	$	$
Deferred tax assets:
Net operating loss carry-forward	987,836	588,759
Less: valuation allowance	(987,836)	(588,759)
Net deferred tax assets	-	-

We have net losses for financial reporting purposes. Recognition of deferred tax assets will require generation of future taxable income. There can be no assurance that we will generate sufficient taxable income in future years. Therefore, we established a valuation allowance on net deferred tax assets of $987,836 as of December 31, 2007 and $588,759 as of December 31, 2006.

The components of loss before income tax benefit are as follows:

	For the Years Ended December 31,
	2007	2006
	$	$
United States	0	0
Switzerland	(1,524,054)	(1,239,507)
	(1,524,054)	(1,239,507)

As of December 31, 2007, we have net operating loss carryforwards for Swiss tax purposes of $3,770,368, expiring at various times from years ending 2010 to 2013.

2007
$
2010	(501,396)
2011	(505,411)
2012	(1,239,507)
2013	(1,524,054)
Total tax-deductible loss carry forward	(3,770,368)

The deferred tax asset is realizable as we anticipate sufficient taxable income in future years to realize the tax benefit with respect to the net operating loss.

The adoption of FIN 48, Accounting for Uncertainty in Income Taxes, has had no impact on the reported carryforwards at December 31, 2007.

The tax provisions differ from the amount computed using the federal statutory income tax rate as follows:

	Years Ended December 31,
	2007	2006
	$	$
Income tax benefit at federal statutory rate	(518,178)	(421,432)
Foreign tax rate differential	119,101	96,558
Increase in valuation reserve	399,077	324,875
	-	-

18. Concentration of Risk

SES Switzerland is dependent on third-party equipment manufacturers, distributors and dealers for all of its supply of photovoltaic cells and panel components. For fiscal years 2007 and 2006, products purchased from SES Switzerland’s top three suppliers accounted for 90% and 94% of total revenues, respectively. The Company is dependent on its ability to provide installations on a timely basis and on favorable pricing terms. Although SES Switzerland tries to diversify its sources of supplies, its technology needs certain types of solar cells and the loss of certain principal suppliers, or the loss of one or more of certain ongoing affinity relationships could have a strong material adverse effect on the Company.

The Company’s future results could also be negatively impacted by the loss of certain customers, or the loss of one or more of certain ongoing affinity relationships.

19. Reverse Acquisition

SES USA entered into a share exchange agreement dated August 31, 2006 with SES Switzerland and the stockholders of SES Switzerland. The share exchange agreement contemplated SES USA acquiring all of the issued and outstanding common shares of SES Switzerland in exchange for the issuance by SES USA of 48,286,817 common shares. All share information has been retroactively restated to reflect the recapitalization in connection with the reverse takeover. See also Note 1.

20. Related Party Transactions

During 2007, Jean-Christophe Hadorn, the CEO, and a stockholder of the Company, invoiced CHF124,182 ($103,598) to SES Switzerland as a consultant, of which CHF22,159 ($18,486) was outstanding at year-end.

As of the fiscal years ended 2007 and 2006, the Company has a receivable from its major stockholder in the amount of $84,938 (CHF95,611) and $78,386 (CHF95,611), respectively. These amounts relate to a project for a building of a controlling stockholder.

On December 20, 2006, SES Switzerland signed a construction loan with Ms. Christine Erné, the Company’s principal stockholder, to enable SES Switzerland to commence construction of a new manufacturing facility near Geneva, Switzerland during 2007. The construction loan is in the amount of CHF2,700,000 ($2,398,593). The Company will pay interest at the rate of 4.5% p.a. on used funds. The term of the loan is two years. The funds were to be disbursed as soon as construction has begun; however another credit source has been used instead and the credit loan has been cancelled as at November 26, 2007.

Flannel Management sarl has a consulting agreement with SES Switzerland effective October 1, 2006. Flannel Management sarl receives a monthly consulting fee of CHF20,000 ($16,685) (using exchange rate set forth in Note 3 to the Consolidated Financial Statements hereto), resulting in CHF 240,000 ($200,217) for the year 2007 (CHF 60,000 or $47,914 for 2006). The contract is for a 10-year term and if earlier terminated, the Company nevertheless pays the consulting fees for the remainder of the term. One of Flannel Management sarl’s consultants is Philippe Crisafulli, the husband of Sandrine Crisafulli, Chief Financial Officer of SES USA and SES Switzerland.

SES Switzerland has entered into an employment agreement with Daniel Erné effective October 1, 2006. Mr. Erné receives an annual salary of CHF130,000 ($108,450) in consideration of management services. Mr. Erné is the husband of Christiane Erné and a director of SES USA and SES Switzerland.

Dr. John Veltheer, past president and chief executive officer of SES Solar Inc., loaned an aggregate of $30,000 to SES USA’s predecessor in November 2005 pursuant to an unsecured promissory note that was payable upon demand and matured in November 2006. SES USA has repaid in full the loan.

21. Supplemental Cash Flow Information

Cash paid for interest during fiscal years 2007 and 2006 totaled $116,212, and $56,757, respectively.

In fixed assets a total amount of $3,167,499 have been capitalized but not paid as of December 31, 2007. This amount is included in accounts payable as of year end.

22. Subsequent Events

No major events have occurred since the closing of the accounts.

4,726,370 Shares

SES SOLAR INC.

Common Stock

Prospectus

November , 2008

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All amounts shown are estimates, except for the SEC registration fees.

Securities and Exchange Commission registration fees	$52.01
Blue Sky fees	$6,000.00	(1)
Printing and engraving expenses	$5,000.00	(1)
Accounting fees and expenses	$5,000.00	(1)
Legal fees and expenses	$10,000.00	(1)
Transfer agent and registrar fees	$2,000.00	(1)
Miscellaneous	$1,000.00	(1)
Total	$29,052.01

(1) Estimate

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Ninth of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Articles of Incorporation provide for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three fiscal years without registration under the Securities Act and in reliance on exemptions from such registration.

On May 30, 2006, we issued an aggregate of 5,050,000 common shares to the following three subscribers at an issue price of $0.20 per share for total proceeds of $1,010,000 in accordance with the terms of three private placement agreements dated May 30, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Highland Ventures Ltd.	1,800,000
Rollock Capital Ltd.	1,700,000
Maxmiz Consulting Ltd.	1,550,000

On September 8, 2006, we issued an aggregate of 350,000 common shares to the following four subscribers at an issue price of $0.80 per share for total proceeds of $280,000 in accordance with the terms of four private placement agreements dated September 8, 2006. We issued the common shares in reliance upon Rule 506 of Regulation D and/or Section 4(2) of the Securities Act to U.S. investors, each of whom represented that they were accredited investors.

Name of Stockholder	Number of Common Shares Subscribed
Kenneth Sam	6,250
Kenneth Silverman	31,250
Nite Capital LP	187,500
Evolution Master Fund Ltd.	125,000

On September 8, 2006, we issued an aggregate of 4,626,350 common shares to the following 15 subscribers at an issue price of $0.80 per share for total proceeds of $3,701,080 in accordance with the terms of private placement agreements dated September 8, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Bank Julius Baer and Co. Ltd., Zurich (U. Mettler/VP; W. Gunthard/AVP)	187,600
SG Private Banking (Suisse) S.A.	3,512,500
Frederick H. Drury	31,250
Craig Ivany	12,500
Judson Rich	5,000
Merle Lelievre-Parsons	60,000
Charles A. DePape	5,000
Randall Shaw	10,000
Lee Yule Investments	18,750
Neil Cunningham	15,000
Tough Equities Inc.	6,250
Grazia Bernard	80,000
Dorothy Cameron	120,000
ADFI Holding Limited	375,000
Accelera Private Equity Limited	187,500

In connection with the closing of a share exchange agreement on September 27, 2006, we issued an aggregate of 48,286,817 common shares to the following three subscribers in consideration for common shares of Société d-Energie Solaire S.A. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
Christiane Erne	43,458,135
Jean-Christophe Hadorn	2,414,341
Claudia Rey	2,414,341

On November 22, 2006, we issued an aggregate of 4,100,001 common shares to the following three subscribers at an issue price of $0.90 per share for total proceeds of $3,690,000 in accordance with the terms of three private placement agreements dated November 22, 2006. We issued the common shares in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Name of Stockholder	Number of Common Shares Subscribed
SG Private Banking (Suisse) S.A.	3,266,667
Rodric Marketing Inc.	279,998
SIF Investment Company Ltd.	555,556

On November 22, 2006, we issued an aggregate of 1,500,000 common share purchase warrants to Lansing Securities Corp. as a finder’s fee in connection with the private placement agreements dated November 22, 2006. The common share purchase warrants were issued in accordance with the terms of a private placement agreement dated November 22, 2006. Each common share purchase warrant is exercisable until November 22, 2008 at an exercise price of $0.90 per share. We issued the common share purchase warrants in reliance upon Regulation S and/or Section 4(2) of the Securities Act by issuing the common shares to non-U.S. persons (as that term is defined in Regulation S of the Securities Act) in an offshore transaction.

Item 16. EXHIBITS and FINANCIAL STATEMENT SCHEDULES

Exhibits

Copies of the following documents are included as exhibits to this prospectus pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description
2.1
Share Exchange Agreement dated August 31, 2006, among our company, Société d’Energie Solaire and the shareholders of Société d’Energie Solaire (incorporated by reference from our Form 8-K filed on September 1, 2006)

3.1	Articles of Incorporation (incorporated by reference from our Schedule 14C filed on March 11, 2004)

3.2	Bylaws (incorporated by reference from Schedule 14C filed on March 11, 2004)

3.3	Certificate of Ownership (incorporated by reference from our Form 8-K filed on June 21, 2006)

3.4	Certificate of Ownership (incorporated by reference from our Form 8-K filed on August 25, 2006)

5.1+	Opinion of Hogan & Hartson LLP

9.1	Voting Trust Agreement dated September 12, 2005 between Christian Erné and Claudia Rey (incorporated by reference from our Form 8-K/A filed on November 16, 2006)

9.2	Voting Trust Agreement dated February 22, 2006 between Christiane Erné and Jean-Christophe Hadorn (incorporated by reference from our Form 8-K/A filed on November 16, 2006)

10.1
Credit Line Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.2
Amendment to Credit Line Escrow Agreement dated November 30, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form SB-2 filed on November 9, 2007)

10.3
Long-Term Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.4	Employment Agreement dated September 14, 2006 between Société d’Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.5
Consulting Agreement dated October 3, 2006, as amended February 16, 2007, between Daniel Erné and SES Société d’Energie Solaire S.A. (incorporated by reference from our Form SB-2 filed on November 9, 2007)

10.6	Consulting Agreement dated January 16, 2005 between Jean-Christophe Hadorn and SES Société d’Energie Solaire S.A. (incorporated by reference from our Form 8-K/A filed on November 16, 2006)
_____________
+ Filed herewith.

Exhibit Number	Description
10.7
Consulting Agreement dated October 1, 2006 between SES Société d’Energie Solaire S.A. and Flannel Management Sàrl (incorporated by reference from our Annual Report on Form 10-KSB filed on March 26, 2008)

10.8
Loan Agreement dated September 18, 2007 between SES Société d’Energie Solaire S.A. and Etat de Genève, Department of Territory (DT), Cantonal Energy Service (ScanE) (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 23, 2007)

10.9	Amended Credit Line Agreement dated January 31, 2008 between SES Société d’Energie Solaire S.A. and UBS SA (incorporated by reference from our Annual Report on Form 10-KSB filed on March 26, 2008)

10.10
Construction Credit Agreement dated December 20, 2006, as amended November 13, 2007, between SES Société d’Energie Solaire S.A. and Banque Cantonale de Genève (incorporated by reference from our Current Report on Form 8-K filed on November 16, 2007)

10.11	Form of Share Purchase Warrants and Warrant Agreement between SES Solar Inc. and Lansing Securities Corp. (incorporated by reference from our Form SB-2 filed on December 21, 2007)

10.12	Finder’s Fee Agreement dated August 31, 2006 between SES Solar Inc. and Standard Atlantic (Suisse) S.A. (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

21+	Subsidiaries of SES Solar Inc.

23.1+	Consent of BDO Visura, Independent Registered Public Accounting Firm

23.2	Consent of Hogan & Hartson LLP (included in exhibit 5.1)
_____________
+ Filed herewith.

Item 17. UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)            file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement;

(2)            for determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3)           file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Securities and Exchange Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plans-les-Ouates, Geneva, Switzerland on November 19, 2008.

SES SOLAR INC.

/s/ Jean-Christophe Hadorn
By:	Jean-Christophe Hadorn
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of SES Solar Inc., do hereby constitute and appoint Jean-Christophe Hadorn and Sandrine Crisafulli, and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 19, 2008.

Signatures:

/s/ Jean-Christophe Hadorn
Jean-Christophe Hadorn
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Sandrine Crisafulli
Sandrine Crisafulli
Chief Financial Officer and Chief Operating Officer
(Principal Accounting Officer and Principal Financial Officer)

/s/ Daniel Erné
Daniel Erné
Director

/s/ Christiane Erné
Christiane Erné
Director

/s/ Michael D. Noonan
Michael D. Noonan
Director

EXHIBIT INDEX

Exhibit Number	Description
2.1
Share Exchange Agreement dated August 31, 2006, among our company, Société d’Energie Solaire and the shareholders of Société d’Energie Solaire (incorporated by reference from our Form 8-K filed on September 1, 2006)

3.1	Articles of Incorporation (incorporated by reference from our Schedule 14C filed on March 11, 2004)

3.2	Bylaws (incorporated by reference from Schedule 14C filed on March 11, 2004)

3.3	Certificate of Ownership (incorporated by reference from our Form 8-K filed on June 21, 2006)

3.4	Certificate of Ownership (incorporated by reference from our Form 8-K filed on August 25, 2006)

5.1+	Opinion of Hogan & Hartson LLP

9.1	Voting Trust Agreement dated September 12, 2005 between Christiane Erné and Claudia Rey (incorporated by reference from our Form 8-K/A filed on November 16, 2006)

9.2	Voting Trust Agreement dated February 22, 2006 between Christiane Erné and Jean-Christophe Hadorn (incorporated by reference from our Form 8-K/A filed on November 16, 2006)

10.1
Credit Line Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.2
Amendment to Credit Line Escrow Agreement dated November 30, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form SB-2 filed on November 9, 2007)

10.3
Long-Term Escrow Agreement dated September 1, 2006, among SES Solar Inc., Christiane Erné, Jean- Christophe Hadorn, Claudia Rey and Clark Wilson LLP (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.4	Employment Agreement dated September 14, 2006 between Société d’Energie Solaire S.A. and Sandrine Crisafulli (incorporated by reference from our Form 8-K filed on October 4, 2006)

10.5
Consulting Agreement dated October 3, 2006, as amended February 16, 2007, between Daniel Erné and SES Société d’Energie Solaire S.A. (incorporated by reference from our Form SB-2 filed on November 9, 2007)

10.6	Consulting Agreement dated January 16, 2005 between Jean-Christophe Hadorn and SES Société d’Energie Solaire S.A. (incorporated by reference from our Form 8-K/A filed on November 16, 2006)

10.7
Consulting Agreement dated October 1, 2006 between SES Société d’Energie Solaire S.A. and Flannel Management Sàrl (incorporated by reference from our Annual Report on Form 10-KSB filed on March 26, 2008)

_____________
+ Filed herewith.

Exhibit Number	Description
10.8
Loan Agreement dated September 18, 2007 between SES Société d’Energie Solaire S.A. and Etat de Genève, Department of Territory (DT), Cantonal Energy Service (ScanE) (incorporated by reference from our Quarterly Report on Form 10-QSB filed on October 23, 2007)

10.9	Amended Credit Line Agreement dated January 31, 2008 between SES Société d’Energie Solaire S.A. and UBS SA (incorporated by reference from our Annual Report on Form 10-KSB filed on March 26, 2008)

10.10
Construction Credit Agreement dated December 20, 2006, as amended November 13, 2007, between SES Société d’Energie Solaire S.A. and Banque Cantonale de Genève (incorporated by reference from our Current Report on Form 8-K filed on November 16, 2007)

10.11	Form of Share Purchase Warrants and Warrant Agreement between SES Solar Inc. and Lansing Securities Corp. (incorporated by reference from our Form SB-2 filed on December 21, 2007)

10.12	Finder’s Fee Agreement dated August 31, 2006 between SES Solar Inc. and Standard Atlantic (Suisse) S.A. (incorporated by reference from our Current Report on Form 8-K filed on October 4, 2006)

21+	Subsidiaries of SES Solar Inc.

23.1+	Consent of BDO Visura, Independent Registered Public Accounting Firm

23.2	Consent of Hogan & Hartson LLP (included in exhibit 5.1)
_____________
+ Filed herewith.